Exhibit 10.2

LEASE AGREEMENT BETWEEN

TRINET ESSENTIAL FACILITIES X, INC.,

AS LANDLORD, AND

ARYX THERAPEUTICS, INC.,

AS TENANT

DATED NOVEMBER 16, 2004

6300 DUMBARTON CIRCLE, FREMONT, CALIFORNIA, 94555

BASIC LEASE INFORMATION

Lease Date:	November 16, 2004

Landlord:	TriNet Essential Facilities X, Inc., a Maryland corporation

Tenant:	Aryx Therapeutics, Inc., a California corporation

Premises:

The “Premises”, containing for purposes of this Lease approximately 44,000 rentable square feet, are located at 6300 Dumbarton Circle, Fremont, California, 94555 are outlined on the plan attached to this Lease as Exhibit A and consist of the real property described in Exhibit B, together with a two-story office/research and development building (the “Building”) and the driveways, parking facilities, loading dock areas, roadways, any rail tracks associated with the Building and all other improvements located on such real property and all easements associated with the foregoing or the operation thereof. Landlord and Tenant stipulate that the number of rentable square feet in the Premises set forth above is conclusive and shall be binding upon them.

Term:

Ninety-six (96) months, commencing on the Rent Commencement Date and ending at 5:00 p.m. local time on the last day of the ninety-sixth (96th) full calendar month following the Rent Commencement Date, subject to adjustment and earlier termination as provided in the Lease (the “Term”).

Rent Commencement Date:	March 1, 2005, subject to possible adjustment pursuant to Section 3(b) hereof (the “Rent Commencement Date”).

Basic Rent:	Basic Rent shall be the following amounts for the following periods of time:

Lease Month	Monthly Basic Rent
1-12	$52,700.00
13-24	$70,400.00
25-36	$72,600.00
37-48	$74,800.00
49-60	$77,000.00
61-72	$79,200.00
73-84	$81,400.00
85-96	$83,600.00

As used herein, the term “Lease Month” means each calendar month during the Term (and if the Rent Commencement Date does not occur on the first day of a calendar month, the period from the Rent Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Term and the monthly Basic Rent rate applicable for such partial month).

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First Month’s Prepaid Rent:	$63,260.00.

Additional Rent:	Tenant’s Proportionate Share of Operating Costs, Taxes and Insurance Costs.

Security Deposit:	$96,800.00.

Letter of Credit:

$903,200.00, decreased by $200,000.00 on the first (1st) day of the thirty-seventh (37th) month of the Term and on each subsequent anniversary thereof until the amount of the Letter of Credit is $100,000.00, provided that there shall be no reduction if any Event of Default has occurred.

Rent:	Basic Rent, Additional Rent, and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.

Permitted Use:	General office, research and development, and laboratory.

Tenant’s Proportionate Share:	100%.

Liability Insurance Amount:	$5,000,000.00.

Tenant’s Address:	Prior to Commencement Date:	Following Commencement Date:

	Aryx Therapeutics, Inc.	Aryx Therapeutics, Inc.
	2255 Martin Avenue	6300 Dumbarton Circle
	Santa Clara, CA 95050	Fremont, CA 94555
	Attention: David Nagler	Attention: David Nagler
	Telephone: (408) 869-2761 ext. 211	Telephone: (408) 869-2761 ext. 211
	Telecopy: (408) 869-2773	Telecopy: (408) 869-2773

Landlord’s Address:	SFI I, LLC
c/o iStar Financial, Inc.
One Embarcadero Center
Suite 3300
San Francisco, California 94111
Attention: Asset Management - 6300
Dumbarton Circle, Fremont, California
Telephone: 415-391-4300
Facsimile: 415-391-6259

with a copy to:
SFI I, LLC
c/o iStar Financial, Inc.
1114 Avenue of the Americas, 27th Floor
New York, New York 10036
Attention: COO - 6300 Dumbarton Circle,
Fremont, California
Telephone: 212-930-9400
Facsimile: 212-930-9494

with a copy to:
SFI I, LLC
c/o iStar Financial, Inc.
3480 Preston Ridge Road, Suite 575
Alpharetta, Georgia 30005
Attention: Director of Lease Administration -
6300 Dumbarton Circle, Fremont, California
Telephone: 678-297-0100
Facsimile: 678-297-0101

The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

LANDLORD:	TRINET ESSENTIAL FACILITIES X, INC., a Maryland corporation

	By:	/s/ Erick Stiger
	Name:	Erick Stiger
	Title:	Vice President

TENANT:	ARYX THERAPEUTICS, INC. a California corporation

	By:	/s/ Peter G. Milner
	Name:	PETER G. MILNER
	Title:	PRESIDENT AND CEO

	By:	/s/ David Nagler
	Name:	DAVID NAGLER
	Title:	VICE PRESIDENT CORPORATE AFFAIRS

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	(b)	No Subrogation	10
	(c)	Indemnity	10

13.	Subordination; Attornment; Notice to Landlord’s Mortgagee		11
	(a)	Subordination	11
	(b)	Attornment	11
	(c)	Notice to Landlord’s Mortgagee	11
	(d)	Landlord’s Mortgagee’s Protection Provisions	11

14.	Rules and Regulations		12

15.	Condemnation		12
	(a)	Total Taking	12
	(b)	Partial Taking — Tenant’s Rights	12
	(c)	Partial Taking —Landlord’s Rights	12
	(d)	Temporary Taking	12
	(e)	Award	12

16.	Fire or Other Casualty		13
	(a)	Repair Estimate	13
	(b)	Tenant’s Rights	13
	(c)	Landlord’s Rights	13
	(d)	Repair Obligation	13
	(e)	Abatement of Rent	13
	(f)	Exclusive Remedy	13

17.	Personal Property Taxes		14

18.	Events of Default		14
	(a)	Payment Default	14
	(b)	Abandonment	14
	(c)	Estoppel	14
	(d)	Insurance	14
	(e)	Mechanic’s Liens	14
	(f)	Other Defaults	14
	(g)	Insolvency	14

19.	Remedies		14
	(a)	Continuance of Lease in Effect	15
	(b)	Termination of Lease	15
	(c)	Election to Terminate or Continue	15
	(d)	Rights and Remedies Upon Termination	15

20.	Non-Waiver; Cumulative Remedies		16
	(a)	No Waiver	16
	(b)	Cumulative Remedies	16

21.	Intentionally Omitted		16

22.	Surrender of Premises		16

23.	Holding Over		16

24.	Certain Rights Reserved by Landlord		17
	(a)	Building Operations	17
	(b)	Security	17
	(c)	Prospective Purchasers and Lenders	17
	(d)	Prospective Tenants	17

25.	Intentionally Omitted		17

26.	Miscellaneous		17
	(a)	Landlord Transfer	17
	(b)	Landlord’s Liability	17
	(c)	Brokerage	17
	(d)	Estoppel Certificates	17
	(e)	Notices	18
	(f)	Separability	18
	(g)	Amendments; Binding Effect	18
	(h)	Quiet Enjoyment	18
	(i)	No Merger	18
	(j)	No Offer	18
	(k)	Entire Agreement	18
	(l)	Waiver of Jury Trial	19
	(m)	Governing Law	19
	(n)	Recording	19
	(o)	Water or Mold Notification	19
	(p)	Joint and Several Liability	19
	(q)	Financial Reports	19
	(r)	Landlord’s Fees	19
	(s)	Telecommunications	19
	(t)	Confidentiality	20
	(u)	Authority	20
	(v)	Security Service	20
	(w)	Intentionally Omitted	20
	(x)	Prohibited Persons and Transactions	20
	(y)	List of Exhibits	20

27.	Environmental Requirements		21
	(a)	Prohibition against Hazardous Materials	21
	(b)	Environmental Requirements	21
	(c)	Removal of Hazardous Materials	21
	(d)	Tenant’s Indemnity	21
	(e)	Inspections and Tests	22
	(f)	Tenant’s Financial Assurance in the Event of a Breach	22

28.	Parking		22

LIST OF DEFINED TERMS

Page No.
Additional Rent	ii
Affiliate	1
Approval Criteria	D-7
Architect	D-1, D-6
Basic Lease Information	1
Basic Rent	i
Building	i
Building’s Structure	1
Building’s Systems	1
Casualty	12
Collateral	15
Commencement Date	i
Completed Application for Payment	D-8
Construction Allowance	D-4, D-8, D-10
Damage Notice	12
Default Rate	2
Environmental Requirements	21
Event of Default	13
Fair Market Rent	I-1
Extension Period	I-1
GAAP	9
Hazardous Materials	21
including	1
Insurance Costs	H-2
Landlord	1, E-1, J-2, L-1
Landlord’s Mortgagee	10
Law	1
Laws	1
Lease	1, E-1, F-1, J-2, L-1
Lease Month	ii
Mortgage	10
OFAC	20
Operating Costs and Tax Statement	G-2
Permitted Transfer	9
Permitted Transferee	9
Permitted Use	ii
Premises	i
Primary Lease	10
Rent	ii
Repair Period	12
Security Deposit	ii
Space Plans	D-1, D-6, D-12
Space Plans Delivery Deadline	D-1, D-6
Substantial Completion	D-3, D-8, D-11, D-13
Substantially Completed	D-3, D-8, D-11, D-13
Taking	11
Tangible Net Worth	9
Taxes	G-2
Telecommunications Services	19
Tenant	1, E-1, J-2, L-1
Tenant Delay Day	D-3, D-11, D-13

Tenant Party	1
Tenant’s Proportionate Share	ii
Term	i
Total Construction Costs	D-4, D-8, D-10
Transfer	7
UCC	15
Work	D-3, D-7, D-10, D-12
Working Drawings	D-3, D-7, D-12
Working Drawings Delivery Deadline	D-2, D-6

LEASE

THIS LEASE AGREEMENT (this “Lease”) is entered into as of November 16, 2004 (the “Effective Date”), between TRINET ESSENTIAL FACILITES X, INC., a Maryland corporation (“Landlord”), and ARYX THERAPEUTICS, INC., a California corporation (“Tenant”).

1.         Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) executed by Landlord and Tenant contemporaneously herewith are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease: “Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question; “Building’s Structure” means the structural roof elements, footings, foundation, slab and structural portions of exterior load-bearing walls (expressly excluding any painting or sealing) of the Building; “Building’s Systems” means the Building’s HVAC, life-safety, plumbing, electrical, and mechanical systems; “including” means including, without limitation; “Laws” means all federal, state, and local laws, ordinances, rules and regulations, all court orders, governmental directives, and governmental orders, and all interpretations of the foregoing, and all restrictive covenants affecting the Premises, and “Law” means any of the foregoing; and “Tenant Party” means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, licensees, guests, and invitees.

2.         Lease Grant. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises.

3.         Termination of Existing Lease and Existing Sublease; Tender of Possession: Early Occupancy.

(a)       Termination of Existing Lease and Existing Sublease. Landlord and Tenant acknowledge that, as of the Effective Date, (i) Landlord has leased the entire Premises to Kelly-Clark, Inc. d/b/a Acosta Sales and Marketing Company (“Acosta”) pursuant to that certain Lease dated September 1, 1988 (as amended, the “Existing Lease”), and (ii) Acosta has subleased the entire Premises to SangStat Medical Corporation (“SangStat”) pursuant to that certain Sublease dated March 9, 1999 (as such sublease may have been amended from time to time (the “Existing Sublease”). Notwithstanding anything to the contrary in this Lease, Landlord’s obligation to deliver possession of the Premises to Tenant under this Lease is hereby expressly conditioned on the execution by Landlord and Acosta (and, if applicable, SangStat) of a termination agreement (a “Termination Agreement”), satisfactory to Landlord in its sole and absolute discretion, providing, among other things, that (1) the Existing Lease and the Existing Sublease, and all rights of use or occupancy claimed by, through or under Acosta and/or SangStat with respect to the Premises, shall terminate effective no later than February 28, 2005, and (2) for purposes of performing the Work described in Exhibit D hereto, Tenant shall have the right to use and occupy the Premises from and after the later of the Effective Date or the date of the Termination Agreement. If Landlord has not obtained a fully-executed Termination Agreement on or before the Effective Date, then (x) the validity of this Lease shall not be affected or impaired thereby, (y) Landlord shall not be in default hereunder or be liable for damages therefor, and (z) this Lease shall not be void, voidable or cancelable by either party until the date that is thirty (30) days after the Effective Date. If Landlord has not obtained a fully-executed Termination Agreement by the date that is thirty (30) days after the Effective Date, then Tenant shall have the right to terminate this Lease by written notice given to Landlord by earlier of (1) the date on which Landlord delivers to Tenant a copy of a fully-executed Termination Agreement or (2) the date that is forty-five (45) days after the Effective Date. Such right to terminate shall be Tenant’s sole remedy for such failure to obtain a Termination Agreement, and in no event shall either Landlord be liable in damages to Tenant in connection therewith.

(b)       Tender of Possession. Landlord shall deliver the Premises to Tenant as provided in Section 3(c) below. The Rent Commencement Date shall not be changed or extended due to any delay in performing the Work or due to any other delay caused or permitted by Tenant, subject to the following:

(1)       If (A) Landlord obtains a fully-executed Termination Agreement and (B) Landlord fails to deliver possession of the Premises on March 1, 2005, then the Rent Commencement Date shall be extended on a day-for-day basis for each day Landlord so fails to deliver possession of the premises, provided that if such failure continues for sixty (60) days after March 1, 2005, then Tenant shall have the right, as Tenant’s sole remedy, to terminate this Lease by written notice to Landlord given no later than sixty-five (65) days after the March 1, 2005.

(2)       If (A) Landlord does not obtain a fully-executed Termination Agreement, (B) Tenant does not timely deliver written notice of termination as provided in Section 3(a) above and (C) Landlord fails to deliver possession of the Premises on March 1, 2005, then the Rent Commencement Date shall be extended on a day-for-day basis for each day Landlord so fails to deliver possession of the Premises, provided that if such failure continues for sixty (60) days after expiration the Existing Lease, then Tenant shall have the right, as Tenant’s sole remedy, to terminate this Lease by written notice to Landlord given no later than sixty-five (65) days after expiration of the Existing Lease.

(3)       If Tenant Substantially Completes the Work prior to March 1, 2005, then the Rent Commencement Date shall be accelerated to the date of such Substantial Completion.

(4)       Within ten (10) days after request by Landlord, Tenant shall execute and deliver to Landlord a letter substantially in the form of Exhibit E hereto confirming (A) the Rent Commencement Date and the expiration date of the initial Term, (B) that Tenant has accepted the Premises pursuant to Section 3(c), and (C) that Landlord has performed all of its obligations with respect to the Premises; however, the failure of the parties to execute such letter shall not defer the Rent Commencement Date or otherwise invalidate this Lease.

(c)       Early Occupancy. If Landlord obtains a fully-executed Termination Agreement, for purposes of performing the Work described in Exhibit D hereto, Tenant shall have the right to enter and occupy the Premises beginning on the later of (i) the Effective Date or (ii) the date of the Termination Agreement. By so using or occupying the Premises, Tenant shall be deemed to have accepted the Premises (including any improvements, alterations, fixtures and equipment therein or thereto) AS-IS, WHERE-IS and WITH ALL FAULTS, in their condition as of the date of such use or occupancy; except that Landlord shall deliver the roof in watertight condition and the mechanical, electrical and plumbing systems and the roll up doors in good working condition. Tenant acknowledges and agrees that Landlord has limited knowledge of the condition or intended use of any of the existing improvements, alterations, fixtures or equipment that were installed and/or used by Acosta and/or SangStat, that Tenant is accepting such existing improvements, alterations, fixtures and equipment in their condition as of the date of Tenant’s first use or occupancy of all or any portion of the Premises, and that Landlord’s obligation to deliver the mechanical, electrical and plumbing systems in good working condition is expressly limited by and subject to the impact (if any) that the existence and condition of such existing improvements, alterations, fixtures and equipment may have on such systems. Occupancy of the Premises by Tenant prior to the Rent Commencement Date shall be subject to all of the provisions of this Lease excepting only those requiring the payment of Basic Rent and Additional Rent, provided that Tenant shall pay any and all costs (including utility costs and costs of any additional insurance Landlord determines is necessary in connection with such early occupancy) directly related to such occupancy of the Premises by Tenant. The obligations of Landlord under this Section 3(c) are expressly conditioned on the full execution of a Termination Agreement as provided in Section 3(a).

4.         Rent.

(a)       Payment. Tenant shall timely pay to Landlord Rent, without notice, demand, deduction or set off (except as otherwise expressly provided herein), by good and sufficient check drawn on a national banking association at Landlord’s address provided for in this Lease or as otherwise specified by Landlord (including, without limitation, by wire transfer) and shall be accompanied by all applicable state and local sales or use taxes. The obligations of Tenant to pay Basic Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Basic Rent, adjusted as herein provided, shall be payable monthly in advance. The “First Month’s Prepaid Rent” set forth in the Basic Lease Information shall be payable contemporaneously with the execution of this Lease; thereafter, Basic Rent shall be payable on the first day of each month beginning on the first day of the second full calendar month of the Term. The monthly Basic Rent for any partial month at the beginning of the Term shall equal the product of 1/365 of the annual Basic Rent in effect during the partial month and the number of days in the partial month, and shall be due on the Rent Commencement Date. Payments of Basic Rent for any fractional calendar month at the end of the Term shall be similarly prorated. Tenant shall pay Additional Rent at the same time and in the same manner as Basic Rent.

(b)       Operating Costs and Taxes. Tenant shall pay Operating Costs and Taxes in accordance with Exhibit G hereto.

5.         Delinquent Payment; Handling Charges. All past due payments required of Tenant hereunder shall bear interest from the date due until paid at the lesser of fifteen percent per annum or the maximum lawful rate of interest (such lesser amount is referred to herein as the “Default Rate”); additionally, Landlord, in addition to all other rights and remedies available to it, may charge Tenant a fee equal to the greater of (a) $50.00 or (b) five percent of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest. Notwithstanding the foregoing, with respect to the first occurrence (but not any subsequent occurrence) during any 12-month period that Tenant fails to make payment when due, (a) the late fee referenced above shall not be charged until five days after Landlord delivers written notice of such delinquency to Tenant and (b) the interest referenced above shall not be assessed until the date Landlord delivers written notice of such delinquency to Tenant.

6.         Security Deposit; Letter of Credit.

(a)       Security Deposit. Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord the Security Deposit, which shall be held by Landlord to secure Tenant’s performance of its obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default (as defined herein). Landlord may, from time to time following an Event of Default and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation Tenant fails to perform hereunder or to compensate Landlord for any damages due to a default by Tenant. In this regard, Tenant hereby waives any restriction on the uses to which the Security Deposit may be applied as contained in Section 1950.7(c) of the California Civil Code and/or any successor statute. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Provided that Tenant has performed all of its obligations hereunder, Landlord shall, within 90 days after the expiration of the Term and Tenant’s surrender of the Premises in compliance with the provisions of this Lease, return to Tenant the portion of the Security Deposit which was not applied to satisfy Tenant’s obligations (and Tenant hereby waives the provisions of California Civil Code Section 1950.7 to the contrary). The Security Deposit may be commingled with other funds, and no interest shall be paid thereon. If Landlord transfers its interest in the Premises and the transferee assumes Landlord’s obligations under this Lease, then Landlord may assign the Security Deposit to the transferee in conformity with the provisions of Section 1950.7 of the California Civil Code and/or any successor statute, and Landlord thereafter shall have no further liability for the return of the Security Deposit. The rights and obligations of Landlord and Tenant under this Section 6 are subject to any other requirements and conditions imposed by Laws applicable to the Security Deposit.

(b)       Letter of Credit. Contemporaneously with the execution of this Lease, Tenant shall provide to Landlord, at Tenant’s sole cost and expense, an irrevocable standby letter of credit in the amount set forth in the Basic Lease Information, in form and substance reasonably satisfactory to Landlord and issued by Comerica Bank, or other bank that is reasonably satisfactory to Landlord (including replacements thereof permitted hereunder, the “Letter of Credit”). The Letter of Credit shall: (1) name Landlord as beneficiary; (2) allow Landlord to make partial and multiple draws thereunder up to the face amount, as determined by Landlord; (3) require the issuing bank to pay to Landlord the amount of a draw upon receipt by such bank of a sight draft signed by Landlord and presented to the issuing bank; and (4) provide that Landlord can freely transfer it upon an assignment or other transfer of its interest in this Lease to the assignee or transferee, without charge to Landlord and without recourse, and without having to obtain the consent of Tenant or the issuing bank. Landlord shall be entitled to draw upon the Letter of Credit in accordance with this paragraph or at any time within thirty (30) days of the expiration date of the Letter of Credit, unless Tenant shall have delivered to Landlord a replacement Letter of Credit meeting the requirements of this Section 6(b) and with an expiration date not less than twelve (12) months after the date of delivery. The Letter of Credit (or a replacement thereof satisfactory to Landlord) shall remain in effect until the expiration or the sooner termination of this Lease. The Letter of Credit shall be held by Landlord as credit enhancement for the performance by Tenant of the terms of this Lease to be performed by Tenant. Landlord may (but shall not be obligated to) use, apply or retain all or any portion of the proceeds of a draw under the Letter of Credit as are reasonably necessary for the following purposes: (i) to remedy any Event of Default by Tenant in the payment of Basic Rent or Additional Rent or a late charge or interest on defaulted rent, or any other monetary payment obligation of Tenant under this Lease (as the same may be amended from time to time); (ii) to repair damage to the Premises caused or permitted to occur by Tenant which Tenant shall have failed to correct within the period required by this Lease following notice from Landlord; (iii) to clean and restore and repair the Premises following their surrender to Landlord if not surrendered in the condition required pursuant to the provisions of Section 22, and (iv) to remedy any other Event of Default of Tenant to the extent permitted by Law including, without limitation, paying in full on Tenant’s behalf any sums claimed by materialmen or contractors of Tenant to be owing to them by Tenant for work done or improvements made at Tenant’s request to the Premises and paying damages payable under California Civil Code section 1951.2. If Landlord so uses or applies all or any portion of the proceeds of a draw under the Letter of Credit, Tenant shall within ten (10) business days after demand therefor, at Landlord’s sole option, either cause the Letter of Credit to be restored to the full amount thereof or deposit cash with Landlord in an amount sufficient to restore the Letter of Credit to the full amount thereof, and Tenant’s failure to do so shall, at Landlord’s option, be an Event of Default under this Lease. If Tenant performs all of Tenant’s obligations under this Lease, the Letter of Credit, or so much thereof as has not theretofore been applied by Landlord, shall be returned, without payment of interest or other increment for their use, to Tenant within thirty (30) days following expiration or earlier termination of this Lease. Landlord’s return of the Letter of Credit or any part thereof shall not be construed as an admission that Tenant has performed all of its obligations under this Lease. No trust relationship is created herein between Landlord and Tenant with respect to the Letter of Credit. The amount of the Letter of Credit shall be reduced to the Letter of Credit amount in effect from time to time as set forth in the Basic Lease Information. Upon Landlord’s receipt of a replacement Letter of Credit in such reduced amount, Landlord shall surrender the Letter of Credit previously held. In no event shall the Letter of Credit or any proceeds drawn thereunder be considered prepaid rent, except to the extent Landlord elects to apply such proceeds to rent becoming due in the future. Upon drawing proceeds under the Letter of Credit in accordance with this Lease, Landlord shall have the right, but not the obligation, to apply all or a portion of such proceeds to rent which is due and unpaid or to future rent payable under this Lease with respect to any period thereafter, in such order as Landlord may elect.

7.         Landlord’s Maintenance Obligations. This Lease is intended to be a net lease; accordingly, Landlord’s maintenance obligations are limited to the obligations specifically set forth in this Section 7.

(a)       Building’s Structure. Landlord shall, at its sole cost and expense, repair and maintain the Building’s Structure to a commercially reasonable standard for buildings of a type comparable to the Premises owned by reasonable and prudent commercial landlords; provided, however, that Landlord shall not be responsible for (i) any such work until Tenant notifies Landlord of the need therefor in writing, (ii) alterations to the Building’s Structure required by applicable law because of Tenant’s use of the Premises (which alterations shall be Tenant’s responsibility), (iii) any structural damage caused by Tenant’s acts or omissions or failure to comply with Tenant’s obligations under this Lease or (iv) any such work to the extent it requires that any costs be incurred and/or any specialized consultants be hired, which costs would not be incurred or which consultants would not be hired were it not for the existence of any improvement, alteration or other item constructed or installed in the Premises for Tenant’s particular use of the Premises (including as part of the Work). The Building’s Structure does not include exterior surfaces, roof membranes, skylights, windows, glass or plate glass, doors or overhead doors, special fronts, or office entries, dock bumpers, dock plates or levelers, loading areas and docks, and loading dock equipment or any other items not expressly set forth in Section 1 above as being part of the Building’s Structure, all of which shall be maintained and replaced, as necessary, by Tenant.

(b)       Outside Areas, Landscaping, Etc. Landlord shall maintain the areas of the Premises outside the Building, including landscaping and general property management duties, to a commercially reasonable standard for buildings of a type comparable to the Premises owned by reasonable and prudent commercial landlords, and the costs thereof shall be part of Operating Costs.

(c)       Landlord’s Right to Perform Tenant’s Obligations. If at any time during the Term Landlord determines, in Landlord’s reasonable discretion, that Tenant is not adequately performing any of Tenant’s obligations under Section 8, 9 or 10(b), following notice and a reasonable opportunity to cure, Landlord may elect to take over and perform any such obligations going forward, in which event all costs incurred by Landlord in performing such obligations (together with a management fee of three percent (3%) of such costs) shall be part of Operating Costs.

(d)       Capital Expenditure Items. Landlord shall comply with the provisions of Paragraph 4 of Exhibit G.

8.         Improvements; Alterations; Tenant’s Maintenance and Repair Obligations; Signage.

(a)       Improvements; Alterations.

(1)       In General. Improvements to the Premises shall be installed at Tenant’s expense only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), and by engineers, contractors and subcontractors which have been previously approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed and shall be governed by the provisions set forth in this Section 8(a). No alterations or physical additions in or to the Premises may be made without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; however, Landlord may withhold its consent to any alteration or addition that would adversely affect (in the reasonable discretion of Landlord) (1) the Building’s Structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), (2) the exterior appearance of the Building, (3) the appearance of the Building’s common areas, or (4) the provision of services to other Building occupants (if any). Subject to the provisions of Section 8(g) below, Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type visible from the exterior of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. In connection with any alteration, addition or improvement made by Tenant in accordance with this Section 8(a) (expressly excluding any improvements made as part of the Work, with respect to which improvements the terms and provisions of Exhibit D shall control), Tenant shall pay to Landlord a supervision fee equal to two and one-half percent (2.5%) of Tenant’s cost to make such alteration, addition or improvement. All alterations, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance.

(2)       Minor Alterations. Notwithstanding Section 8(a)(l) above, Tenant, without Landlord’s prior written consent (but subject to the other terms and conditions of this Section 8, including Section 8(c) below), shall be permitted to make alterations to the Premises that do not affect the Building’s Structure, do not affect the Building’s Systems and do not materially affect the appearance of the Premises viewed from the exterior, provided that: (a) such alterations do not exceed $50,000 individually or $100,000 in the aggregate, (b) Tenant shall timely provide Landlord the information required pursuant to Section 8(c) below, (c) Tenant shall notify Landlord in writing within thirty (30) days of completion of the alteration and deliver to Landlord a set of the plans and specifications therefor, either “as built” or marked to show construction changes made, and (d) Tenant shall, upon Landlord’s request made within a reasonable time prior to termination of this Lease, remove the alteration at the termination of the Lease and restore the Premises to its condition prior to such alteration.

(b)       Repairs; Maintenance. Except for Landlord’s obligations set forth in Section 7, Tenant shall, at its sole expense, repair, replace and maintain all portions of the Premises in a good, clean, safe, and operable condition and in accordance with all Laws and the equipment manufacturer’s suggested service programs, and shall not permit or allow to remain any waste or damage to any portion of the Premises. No later than 14 days prior to the end of the Term, Tenant shall deliver to Landlord a certificate from an engineer reasonably acceptable to Landlord certifying that all such items which Tenant is required to maintain hereunder are then in good repair and condition and have been maintained in accordance with this Section 8. Landlord shall transfer to Tenant, to the extent possible at no cost to Landlord and in Landlord’s possession, any warranties or service contracts for Building’s Systems Tenant is responsible to repair and maintain. Notwithstanding anything in this Section 8(b) or Section 7 above to the contrary, if and when Tenant is required to undertake a repair or replacement in or to the Premises which, in accordance with GAAP, is considered a capital improvement or capital repair item, Tenant shall first advise Landlord thereof and provide Landlord with Tenant’s assessment of the nature and scope of the work to be performed, whereupon Landlord shall have the option in its sole discretion to undertake the capital improvement or capital repair and to charge Tenant therefor. If Landlord elects to handle the work, Tenant shall reimburse Landlord within thirty (30) days of receipt of billing therefor accompanied by reasonably supportive documentation, unless such capital improvement work is a Major Capital Expenditure or an Excess Capital Expenditure, in which event Paragraph 4 of Exhibit G shall control.

(c)       Performance of Work. All work described in this Section 8 shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord, Landlord’s property management company and Landlord’s asset management company as additional insureds against such risks, in such amounts, and with such companies as Landlord may reasonably require. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Premises (including the Building’s Structure and the Building’s Systems). All such work which may affect the Building’s Structure or the Building’s Systems must be approved by the Building’s engineer of record, at Tenant’s expense and, at Landlord’s election, must be performed by Landlord’s usual contractor for such work. All work affecting the roof of the Building must be performed by Landlord’s roofing contractor, and no such work will be permitted if it would void or reduce the warranty on the roof.

(d)       Mechanic’s Liens. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic’s liens to be filed against the Premises in connection therewith. Upon completion of any such work, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work. If such a lien is filed, then Tenant shall, within fifteen (15) days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either (1) pay the amount of the lien and cause the lien to be released of record, or (2) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest at the Default Rate from the time of Landlord’s payment, shall be paid by Tenant to Landlord within ten days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships). Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Without limiting the generality of the foregoing, Tenant shall notify Landlord in writing no later than one (1) day after the commencement of any work or the furnishing of any materials at or to the Premises in order that Landlord shall be able timely to post and record Notices of Non-Responsibility. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease.

(e)       Janitorial Services. Tenant, at its sole expense, shall provide its own janitorial services to the Premises and shall maintain the Premises in a clean and safe condition. Tenant shall store all trash and garbage in receptacles and shall, at its sole expense, arrange for the regular pickup of such trash and garbage. If Tenant fails to provide janitorial services to the Premises or trash removal services in compliance with the foregoing, Landlord, in addition to any other rights and remedies available to it, may provide such services, and Tenant shall pay to Landlord the cost thereof, together with interest thereon at the Default Rate from the time of Landlord’s payment, within ten days after Landlord delivers to Tenant an invoice therefor.

(f)        Landlord’s Right to Perform Tenant’s Maintenance Obligations. As provided in Section 7(c), Landlord may perform Tenant’s maintenance obligations at Tenant’s cost. In addition, Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to the Premises caused by a Tenant Party (or Landlord may elect to repair such damage at Tenant’s expense, rather than having Tenant repair such damage). The cost of all maintenance, repair or replacement work performed by Landlord under this Section 8, together with a management fee of three percent (3%) of such costs, shall be part of Operating Costs.

(g)       Signage. Notwithstanding Section 8(a) above, throughout the Term, Tenant shall have the right to install building and monument signs on, in or about the Premises, subject to Landlord’s prior approval, which shall not be unreasonably withheld, conditioned or delayed, and to all applicable Laws. Tenant shall be responsible for maintaining any such signs in first-class condition and shall remove such signs at the expiration or earlier termination of this Lease. Tenant shall repair all damage to the Premises caused by the installation, maintenance or removal of such signs.

9.         Utilities; Licenses and Permits.

(a)       Utilities. Tenant shall, at its sole cost and expense, contract for and pay for all water, gas, electricity, heat, telephone, sewer, sprinkler charges and other utilities and services used at the Premises, together with any taxes, penalties, surcharges, connection charges, maintenance charges, and the like pertaining to Tenant’s use of the Premises. Tenant, at its expense, shall obtain all utility services for the Premises, including making all applications therefor, obtaining meters and other related equipment, and paying all deposits and connection charges. Landlord shall not be liable for any interruption or failure of utility service to the Premises, and such interruption or failure of utility service shall not be a constructive eviction of Tenant, constitute a breach of any implied warranty, or entitle Tenant to any abatement of Tenant’s obligations hereunder.

(b)       Licenses and Permits. Tenant shall, at its sole cost and expense, obtain and keep in force during the Term, and all extensions thereof, all licenses, certificates and permits necessary for it to use the Premises in accordance with applicable Laws. Upon Landlord’s request, Tenant shall promptly deliver to Landlord copies of all such licenses, certificates and permits.

(c)       Landlord’s Right to Perform Tenant’s Obligations. As provided in Section 7(c), Landlord may perform Tenant’s obligations under this Section 9. Any out-of-pocket sums expended by Landlord with respect to any of the foregoing, together with interest thereon at the Default Rate from the time of Landlord’s payment, shall be deemed to be Additional Rent owing by Tenant to Landlord and shall be part of Operating Costs.

10.       Use; Compliance With Laws.

(a)       Use. Tenant shall not use the Premises for any use other than the Permitted Use, shall comply with all Laws relating to the use, condition, access to, and occupancy of the Premises and will not commit waste, overload the Building’s Structure or the Building’s Systems or subject the Premises to use that would damage the Premises. The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or results in an increased rate of insurance on the Premises or its contents, or for the storage of any Hazardous Materials (except as provided in Section 27 hereto). Outside storage, including storage of trucks or other vehicles, is prohibited without Landlord’s prior written consent. If, because of a Tenant Party’s acts or because Tenant vacates

Premises, the rate of insurance on the Premises or its contents increases, then Tenant shall pay to Landlord the amount of such increase on demand. Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance or unreasonably interfere with other tenants (if any) or Landlord in its management of the Premises.

(b)       Compliance With Laws. Tenant shall not do or permit anything to be done in or about the Premises that will in any way violate or conflict with any Law now in force or hereinafter enacted. Tenant, at its sole cost and expense, shall promptly comply with all such present and future Laws relating to the condition, use or occupancy of the Premises and shall perform all work to the Premises required to effect such compliance, unless such work is required to correct a violation of a Law that was applicable prior to the date of Tenant’s first entry upon or occupancy of the Premises and with which, as then interpreted, the Premises failed to comply prior to such date. The judgment of any court of competent jurisdiction or the admission of Tenant in an action against Tenant, whether or not Landlord is a party thereto, that Tenant has violated any Law shall be conclusive of that fact as between Landlord and Tenant. Tenant shall immediately furnish Landlord with any notices received from any insurance company or governmental agency or inspection bureau regarding any unsafe or unlawful conditions within the Premises or the violation of any Law.

11.       Assignment and Subletting.

(a)       Transfers. Except in connection with any Permitted Transfer as provided in Section 11(h), Tenant shall not, without the prior written consent of Landlord, (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (4) sublet any portion of the Premises, (5) grant any license, concession, or other right of occupancy of any portion of the Premises, or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in Section 11(a)(1) through 11(a) (6) being a “Transfer”).

(b)       Consent Standards. Landlord shall not unreasonably withhold, condition or delay its consent to any assignment or subletting of the Premises, provided that, in Landlord’s reasonable business judgment, the proposed transferee (1) is creditworthy, (2) has a good reputation in the business community, (3) will use the Premises only for the Permitted Use and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the Premises, (4) will not use the Premises in a manner that would materially increase the pedestrian or vehicular traffic to the Premises, (5) is not a governmental entity, or subdivision or agency thereof, and (6) is not a person or entity with whom Landlord is then, or has been within the six-month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Premises. Additionally, Landlord may withhold its consent in its sole discretion to any proposed Transfer if any Event of Default by Tenant then exists. Notwithstanding any contrary provision of law, including California Civil Code Section 1995.310, Tenant shall have no right, and Tenant hereby waives and relinquishes any right, to cancel or terminate this Lease in the event Landlord is determined to have unreasonably withheld or delayed its consent to a proposed Transfer.

(c)       Request for Consent. If Tenant requests Landlord’s consent to a Transfer, then, at least 15 business days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Concurrently with Tenant’s notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $1,000 to defray Landlord’s expenses in reviewing such request, and Tenant shall also reimburse Landlord immediately upon request for its reasonable attorneys’ fees incurred in connection with considering any request for consent to a Transfer (not to exceed $2,000).

(d)       Conditions to Consent. If Landlord consents to a proposed Transfer, then the proposed assignee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant’s obligations hereunder and any proposed subtenant shall deliver to Landlord a written agreement whereby it expressly evidences its agreement that its sublease is subordinate to this Lease; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default hereunder. Tenant shall be responsible for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment, which improvements shall be subject to Section 8 hereof.

(e)       Attornment by Subtenants. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (1) liable for any previous act or omission of Tenant under such sublease, (2) subject to any counterclaim, offset or defense that such subtenant might have against Tenant, (3) bound by any previous modification of such sublease not approved by Landlord in writing or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (4) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 11(e). The provisions of this Section 11(e) shall be self-operative, and no further instrument shall be required to give effect to this provision.

(f)        Cancellation. Landlord may, within 30 days after submission of Tenant’s written request for Landlord’s consent to an assignment or subletting for substantially all of the remainder of the Term, cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant.

(g)       Additional Compensation. Tenant shall pay to Landlord, promptly following receipt thereof, fifty percent (50%) of the excess of (1) all compensation received by Tenant for a Transfer less the actual out-of-pocket costs reasonably incurred by Tenant with unaffiliated third parties (i.e., market rate brokerage commissions, reasonable legal fees and any generic improvement costs for work approved in advance by Landlord) in connection with such Transfer (such costs shall be amortized on a straight-line basis over the term of the Transfer in question) over (2) the Rent allocable to the portion of the Premises covered thereby.

(h)       Permitted Transfers. Notwithstanding Section 11(a), Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:

(1)       an Affiliate of Tenant;

(2)       any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (A) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant as of the date hereof

(3)       any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets if such entity’s Tangible Net Worth after such acquisition is not less than the Tangible Net Worth of Tenant as of the date hereof.

In addition, a sale or transfer of the capital stock, interests or memberships of Tenant shall be deemed a Permitted Transfer if (i) such sale or transfer occurs in connection with any bona fide financing or capitalization for the benefit of Tenant or (ii) Tenant is or becomes through such transfer a corporation whose stock is publicly traded, in either case only so long as the Tangible Net Worth of the surviving, created or resulting entity is not less than the Tangible Net Worth of Tenant as of the date hereof.

Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises, the Landlord or other tenants of the Premises. No later than 30 days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (A) copies of the instrument effecting any of the foregoing Transfers, (B) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (C) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 11.

12.      Insurance; Waivers; Subrogation; Indemnity.

(a)       Insurance. Tenant shall maintain insurance policies in accordance with Exhibit H hereto.

(b)       No Subrogation. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy of the types described in this Section 12 that covers the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss. Additionally, Tenant waives any claim it may have against Landlord for any Loss to the extent such Loss is caused by a terrorist act. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party.

(c)       Indemnity. Subject to Section 12(b), Tenant shall defend with competent counsel satisfactory to Landlord any claims made or legal actions filed or threatened against Landlord with respect to the violation of any Law, or the death, bodily injury, personal injury, property damage, or interference with contractual or property rights suffered by any third party occurring within the Premises or resulting from Tenant’s use or occupancy of the Premise, or resulting from Tenant’s activities in or about the Premises, and Tenant shall indemnify and hold Landlord, Landlord’s partners, principals, members, employees, agents and contractors harmless from any loss liability, penalties, or expense whatsoever (including any loss attributable to vacant space which otherwise would have been leased, but for such activities) resulting therefrom, except to the extent proximately caused by the active negligence or willful misconduct of Landlord. Subject to Section 12(b) and the foregoing sentence, Landlord shall defend, indemnify and hold harmless Tenant and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees) arising from Landlord’s failure to perform its obligations under this Lease. The indemnities set forth in this Lease shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, the indemnifying party agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel satisfactory to the indemnified party.

13.      Subordination; Attornment; Notice to Landlord’s Mortgagee.

(a)       Subordination. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (each, a “Mortgage”), or any ground lease, master lease, or primary lease (each, a “Primary Lease”), that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a “Landlord’s Mortgagee”). Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten days after written request therefor such documentation, in recordable form if required, as a Landlord’s Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage or Primary Lease (including a subordination, non-disturbance and attornment agreement) or, if the Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage or Primary Lease to this Lease. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to obtain a nondisturbance agreement in form and substance reasonably satisfactory to Tenant from any existing lender, and Tenant’s obligation to execute future subordination agreements shall be conditioned upon its receipt of a commercially reasonable nondisturbance agreement.

(b)       Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request; provided that such party recognizes Tenant’s rights under this Lease, except that such party shall not: (a) be liable for any act or omission of any prior landlord under this Lease; (b) be subject to any offsets or defenses which Tenant might have against any prior Landlord under this Lease (prior to such party becoming landlord under this Lease); (c) be bound by any Rent or Additional Rent which Tenant might have paid to any prior landlord under this Lease for more than the current month or more than one (1) month prior to the due date for the then current installment; (d) be liable for any deposits made or prepaid Rent paid by Tenant hereunder unless such deposits or payments have been transferred to such party; or (e) be bound by any amendment or modification of this Lease made without any required lessor’s or lender’s consent.

(c)       Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.

(d)       Landlord’s Mortgagee’s Protection Provisions. If Landlord’s Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord’s Mortgagee shall not be: (1) liable for any act or omission of any prior lessor (including Landlord); (2) bound by any rent or additional rent or advance rent which Tenant might have paid for more than the current month to any prior lessor (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by any termination, amendment or modification of this Lease made without Landlord’s Mortgagee’s consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord’s Mortgagee’s consent pursuant to the terms of the loan documents between Landlord and Landlord’s Mortgagee; (5) subject to the defenses which Tenant might have against any prior lessor (including Landlord); and (6) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (A) are expressly provided in this Lease, (B) relate to periods of time following the acquisition of the Premises by Landlord’s Mortgagee, and (C) Tenant has provided written notice to Landlord’s Mortgagee and provided Landlord’s Mortgagee a reasonable opportunity to cure the event giving rise to such offset event. Landlord’s Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Premises. Nothing in this Lease shall be construed to require Landlord’s Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

14.       Rules and Regulations. Tenant shall comply with the rules and regulations of the Premises which are attached hereto as Exhibit C to the extent that they do not conflict with any provisions of this Lease. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Premises and related facilities, provided that such changes are applicable to all tenants of the Premises, will not unreasonably interfere with Tenant’s use of the Premises and are enforced by Landlord in a non-discriminatory manner. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party.

15.       Condemnation.

(a)       Total Taking. If the entire Premises are taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), this Lease shall terminate as of the date of the Taking.

(b)       Partial Taking – Tenant’s Rights. If any part of the Premises becomes subject to a Taking and such Taking will prevent Tenant from conducting on a permanent basis its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within 30 days after the Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

(c)       Partial Taking – Landlord’s Rights. If any material portion, but less than all, of the Premises becomes subject to a Taking, or if Landlord is required to pay any of the proceeds arising from a Taking to a Landlord’s Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within 30 days after such Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent shall abate as provided in the last sentence of Section 15(b).

(d)       Temporary Taking. If all or any portion of the Premises becomes subject to a Taking for a limited period of time, this Lease shall remain in full force and effect and Tenant shall continue to perform all of the terms, conditions and covenants of this Lease, including the payment of Basic Rent and all other amounts required hereunder. If any such temporary Taking terminates prior to the expiration of the Term, Tenant shall restore the Premises as nearly as possible to the condition prior to such temporary Taking, at Tenant’s sole cost and expense. Landlord shall be entitled to receive the entire award for any such temporary Taking, except that Tenant shall be entitled to receive the portion of such award which (1) compensates Tenant for its loss of use of the Premises within the Term and (2) reimburses Tenant for the reasonable out-of-pocket costs actually incurred by Tenant to restore the Premises as required by this Section 15(d).

(e)       Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Premises taken; however, Tenant may separately pursue a claim (to the extent it will not reduce Landlord’s award) against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have. The rights of Landlord and Tenant regarding any Taking shall be determined as provided in this Section, and each party hereby waives the provisions of Section 1265.130 of the California Code of Civil Procedure, and the provisions of any similar law hereinafter enacted, allowing either party to petition the Supreme Court to terminate this Lease and/or otherwise allocate condemnation awards between Landlord and Tenant in the event of a Taking.

16.       Fire or Other Casualty.

(a)       Repair Estimate. If the Premises are damaged by fire or other casualty (a “Casualty”), Landlord shall, within 90 days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty, and shall include in such notice an estimate of the date upon which Landlord reasonably expects to have completed the restoration (the “Anticipated Restoration Date”).

(b)       Tenant’s Rights. If a material portion of the Premises is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within 210 days after the commencement of repairs (the “Repair Period”), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant; provided, however, that if such damage occurs within twelve (12) months of the last day of the Term and the time estimated to substantially complete the repair exceeds one hundred eighty (180) days after the commencement of repairs, then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

(c)       Landlord’s Rights. If a Casualty damages the Premises and (1) Landlord estimates that the damage to the Premises cannot be repaired within the Repair Period, (2) the damage to the Premises exceeds 50% of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord, and such damage occurs during the last two years of the Term, (3) regardless of the extent of damage to the Premises, the damage is not fully covered by Landlord’s insurance policies or Landlord makes a good faith determination that restoring the Premises would be uneconomical, or (4) Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord’s Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

(d)       Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any alterations or betterments within the Premises (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant’s sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises, and Landlord’s obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question. If this Lease is terminated under the provisions of this Section 16, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all alterations, improvements and betterments in the Premises (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease). If Landlord shall have failed to complete the restoration by a date that is thirty (30) days following the Anticipated Restoration Date, and such failure was not caused in whole or in part by any Tenant Party or events beyond Landlord’s reasonable control, then Tenant may terminate this Lease by delivering written notice to Landlord of its intention to terminate within sixty (60) days after the Anticipated Restoration Date; provided, however, that such termination shall be automatically rescinded, and this Lease shall continue in full force and effect, if Landlord substantially completes the restoration within sixty (60) days after receipt of Tenant’s notice of intention to terminate.

(e)       Abatement of Rent. If the Premises are damaged by Casualty, Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of Landlord’s repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be).

(f)        Exclusive Remedy. This Section 16 shall provide Tenant’s sole and exclusive remedy in the event of damage or destruction to the Premises, and Tenant, as a material inducement to Landlord entering into this Lease, irrevocably waives and releases Tenant’s rights under California Civil Code Sections 1932(2), 1933(4), 1941 and 1942. No damages, compensation or claim shall be payable by Landlord for any inconvenience, any interruption or cessation of Tenant’s business, or any annoyance, arising from any damage to or destruction of all or any portion of the Premises, except for the abatement of rent provided in Section 16(e) above.

17.       Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within 30 days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder, together with interest thereon at the Default Rate from the time of Landlord’s payment; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with Law and if the non-payment thereof does not pose a threat of loss or seizure of the Premises or interest of Landlord therein or impose any fee or penalty against Landlord.

18.       Events of Default. Each of the following occurrences shall be an “Event of Default”:

(a)       Payment Default. Tenant’s failure to pay Rent within five days after Landlord has delivered written notice to Tenant that the same is due; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Tenant fails to pay Rent when due and, during the 12 month interval preceding such failure, Landlord has given Tenant written notice of failure to pay Rent on one or more occasions;

(b)       Abandonment. Tenant abandons the Premises;

(c)       Estoppel. Tenant fails to provide any estoppel certificate after Landlord’s written request therefor pursuant to Section 26(d) and such failure shall continue for five days after Landlord’s second written notice thereof to Tenant;

(d)       Insurance. Tenant fails to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages as required under Exhibit H and such failure continues for five days following Landlord’s notice thereof to Tenant;

(e)       Mechanic’s Liens. Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic’s lien filed against the Premises for any work performed, materials furnished, or obligation incurred by or at the request of Tenant, within the time and in the manner required by Section 8(d);

(f)        Other Defaults. Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of more than 30 days after Landlord has delivered to Tenant written notice thereof, provided that if such failure is not reasonably susceptible of cure within such 30-day period, no Event of Default shall be deemed to have occurred if Tenant commences such cure within the 30-day period and thereafter diligently prosecutes such cure to completion; and

(g)       Insolvency. The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 18(g), any guarantor of Tenant’s obligations hereunder) (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; (4) for the reorganization or modification of Tenant’s capital structure; or (5) in any assignment for the benefit of creditors proceeding; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within 90 days after the filing thereof.

19.       Remedies. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:

(a)       Continuance of Lease in Effect. Landlord may, at Landlord’s election, keep this Lease in effect and enforce, by an action at law or in equity, all of its rights and remedies under this Lease including, without limitation, (i) the right to recover the rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required by Tenant, or perform Tenant’s obligations and be reimbursed by Tenant for the cost thereof with interest at the Default Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant, and (iii) the remedies of injunctive relief and specific performance to prevent Tenant from violating the terms of this Lease and/or to compel Tenant to perform its obligations under this Lease, as the case may be.

(b)       Termination of Lease. Landlord may, at Landlord’s election, terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice. Any termination under this subparagraph shall not relieve Tenant from its obligation to pay to Landlord all Basic Rent and Additional Rent then or thereafter due, or any other sums due or thereafter accruing to Landlord, or from any claim against Tenant for damages previously accrued or then or thereafter accruing. In no event shall any one or more of the following actions by Landlord, in the absence of a written election by Landlord to terminate this Lease constitute a termination of this Lease:

(1)       Appointment of a receiver or keeper in order to protect Landlord’s interest hereunder;

(2)       Consent to any subletting of the Premises or assignment of this Lease by Tenant, whether pursuant to the provisions hereof or otherwise; or

(3)       Any action taken by Landlord or its partners, principals, members, officers, agents, employees, or servants, which is intended to mitigate the adverse effects of any breach of this Lease by Tenant, including, without limitation, any action taken to maintain and preserve the Premises on any action taken to relet the Premises or any portion thereof for the account at Tenant and in the name of Tenant.

(c)       Election to Terminate or Continue. In the event Tenant breaches this Lease and abandons the Premises, Landlord may terminate this Lease, but this Lease shall not terminate unless Landlord gives Tenant written notice of termination. If Landlord does not terminate this Lease by giving written notice of termination, Landlord may enforce all its rights and remedies under this Lease, including the right and remedies provided by California Civil Code Section 1951.4 (“lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations”), as in effect on the Lease Date.

(d)       Rights and Remedies Upon Termination. In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord’s election, to the rights and remedies provided in California Civil Code Section 1951.2, as in effect on the Lease Date. For purposes of computing damages pursuant to Section 1951.2, an interest rate equal to the maximum rate of interest then not prohibited by law shall be used where permitted. Such damages shall include, without limitation:

(1)       The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco, at the time of award plus one percent; and

(2)       Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which in the ordinary course of things would be likely to result thereform, including without limitation, the following: (i) expenses for cleaning, repairing or restoring the Premises, (ii) expenses for altering, remodeling or otherwise improving the Premises for the purpose of reletting, including removal of existing leasehold improvements and/or installation of additional leasehold improvements (regardless of how the same is funded, including reduction of rent, a direct payment or allowance to a new tenant, or otherwise),

(iii)      broker’s fees allocable to the remainder of the Term, advertising costs and other expenses of reletting the Premises; (iv) costs of carrying and maintaining the Premises, such as taxes, insurance premiums, utility charges and security precautions, (v) expenses incurred in removing, disposing of and/or storing any of Tenant’s personal property, inventory or trade fixtures remaining therein; (vi) reasonable attorney’s fees, expert witness fees, court costs and other reasonable expenses incurred by Landlord (but not limited to taxable costs) in retaking possession of the Premises, establishing damages hereunder, and releasing the Premises; and (vii) any other expenses, costs or damages otherwise incurred or suffered as a result of Tenant’s default.

20.       Non-Waiver; Cumulative Remedies.

(a)       No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

(b)       Cumulative Remedies. Any and all remedies set forth in this Lease: (1) shall be in addition to any and all other remedies Landlord may have at law or in equity, (2) shall be cumulative, and (3) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future. Additionally, Tenant shall defend, indemnify and hold harmless Landlord, Landlord’s Mortgagee and their respective representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees) arising from Tenant’s failure to perform its obligations under this Lease.

21.       Intentionally Omitted.

22.       Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located therein in good repair and condition, free of Hazardous Materials placed on the Premises during the Term, broom-clean, reasonable wear and tear (and condemnation and Casualty damage, as to which Sections 15 and 16 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises by Tenant (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord or any wiring or cabling unless Landlord requires such removal). Additionally, Tenant shall remove such alterations, additions, improvements, trade fixtures, personal property, equipment, wiring, conduits, cabling, and furniture as Landlord may request; however, Tenant shall not be required to remove any addition or improvement to the Premises if Landlord has specifically agreed in writing at the time Landlord gave its approval of the improvement or addition in question that such improvement or alteration need not be removed. Tenant shall repair all damage caused by such removal. All items not so removed shall, at Landlord’s option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items. The provisions of this Section 22 shall survive the end of the Term.

23.       Holding Over. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, (a) Tenant shall pay, in addition to the other Rent, Basic Rent equal to the greater of (1) 150% of the Rent payable during the last month of the Term, or (2) 100% of the prevailing rental rate in the Premises for similar space, and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. The provisions of this Section 23 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.

24.       Certain Rights Reserved by Landlord. Provided that the exercise of such rights does not unreasonably interfere with Tenant’s occupancy of the Premises, Landlord shall have the following rights:

(a)       Building Operations. To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Premises, or any part thereof; to enter upon the Premises (after giving Tenant reasonable notice thereof at least 24 hours in advance, which may be oral notice, except in cases of real or apparent emergency, in which case no notice shall be required) and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Premises; to interrupt or temporarily suspend Premises services and facilities; to change the name of the Premises; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Premises;

(b)       Security. To take such reasonable measures as Landlord deems advisable for the security of the Premises and its occupants; evacuating the Premises for cause, suspected cause, or for drill purposes; temporarily denying access to the Premises; and closing the Premises after normal business hours and on Sundays and holidays, subject, however, to Tenant’s right to enter when the Premises is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time;

(c)       Prospective Purchasers and Lenders. To enter the Premises at all reasonable hours to show the Premises to prospective purchasers or lenders, with no less than 24 hours notice in advance to Tenant;

(d)       Prospective Tenants. At any time during the last 12 months of the Term (or earlier if Tenant has notified Landlord in writing that it does not desire to renew the Term) or at any time following the occurrence of an Event of Default, to enter the Premises at all reasonable hours to show the Premises to prospective tenants, with no less than 24 hours notice in advance to Tenant; and

25.       Intentionally Omitted.

26.       Miscellaneous.

(a)       Landlord Transfer. Landlord may transfer any portion of the Premises and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, and the assignee shall be liable for Landlord’s obligations hereunder arising from and after the transfer date.

(b)       Landlord’s Liability. The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the equity interest of Landlord in the Premises (which interest shall be deemed to include the net proceeds of any sale of the Premises), and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency.

(c)       Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than (i) Colliers International, who represents Landlord and whose commission (which applies only to the initial Term) shall be paid by Landlord pursuant to a separate written agreement and (ii) CRESA Partners, who represents Tenant and whose commission shall be paid out of the commission paid to Landlord’s Broker pursuant to a separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

(d)       Estoppel Certificates. From time to time, Tenant shall furnish to any party designated by Landlord, within ten days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request.

Unless otherwise required by Landlord’s Mortgagee or a prospective purchaser or mortgagee of the Premises, the initial form of estoppel certificate to be signed by Tenant is attached hereto as Exhibit F. If Tenant does not deliver to Landlord the certificate signed by Tenant within such time period, Landlord, Landlord’s Mortgagee and any prospective purchaser or mortgagee, may conclusively presume and rely upon the following facts: (1) this Lease is in full force and effect, (2) the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord, (3) not more than one monthly installment of Basic Rent and other charges have been paid in advance, (4) there are no claims against Landlord nor any defenses or rights of offset against collection of Rent or other charges, and (5) Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of the presumed facts. Landlord shall, following written request by Tenant, promptly execute and deliver to Tenant a commercially reasonable landlord estoppel certificate.

(e)       Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease information, (2) hand delivered to the intended addressee, (3) sent by a nationally recognized overnight courier service, or (4) sent by facsimile transmission during normal business hours followed by a confirmatory letter sent in another manner permitted hereunder. All notices shall be effective upon delivery to the address of the addressee. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

(f)        Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

(g)       Amendments; Binding Effect. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.

(h)       Quiet Enjoyment. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

(i)        No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

(j)        No Offer. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

(k)       Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

(l)        Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

(m)      Governing Law. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located.

(n)       Recording. Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord.

(o)       Water or Mold Notification. To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises, Tenant shall promptly notify Landlord thereof in writing.

(p)       Joint and Several Liability. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

(q)       Financial Reports. Within 15 days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. If Tenant is a publicly traded corporation, Tenant may satisfy its obligations hereunder by providing to Landlord Tenant’s most recent annual and quarterly reports. Tenant will discuss its financial statements with Landlord and, following the occurrence of an Event of Default hereunder, will give Landlord access to Tenant’s books and records in order to enable Landlord to verify the financial statements. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (1) to Landlord’s agents and advisers, (2) to Landlord’s Mortgagee or prospective mortgagees or purchasers of the Premises, (3) in litigation between Landlord and Tenant, and/or (4) if required by court order. Tenant shall not be required to deliver the financial statements required under this Section 26(q) more than once in any I2-month period unless requested by Landlord’s Mortgagee or a prospective buyer or lender of the Premises or an Event of Default occurs.

(r)        Landlord’s Fees. Whenever Tenant requests Landlord to take any action not required of it hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including reasonable attorneys’, engineers’ or architects’ fees, within 30 days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

(s)       Telecommunications. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Premises, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Premises and from the Premises to any other location without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. All providers of Telecommunications Services shall be required to comply with the reasonable rules and regulations of the Premises, applicable Laws and Landlord’s reasonable policies and practices for the Premises. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.

(t)        Confidentiality. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure. Notwithstanding anything herein to the contrary and except as reasonably necessary to comply with any applicable federal and state securities laws, each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and tax structure of this Lease and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. federal and state income tax treatment and tax structure. For this purpose, “tax structure” is any fact that may be relevant to understanding the U.S. federal or state income tax treatment of this Lease.

(u)       Authority. Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so. Tenant shall, within thirty (30) days after request, deliver to Landlord certified copies of documents evidencing Tenant’s formation, qualification, good standing and authorization of this Lease. Landlord hereby represents and warrants to Tenant that Landlord is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.

(v)       Security Service. Tenant acknowledges and agrees that, while Landlord may (but shall not be obligated to) patrol the Premises, Landlord is not providing any security services with respect to the Premises and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises.

(w)      Intentionally Omitted.

(x)        Prohibited Persons and Transactions. Tenant represents and warrants that neither Tenant nor, to the best of its knowledge, any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not Transfer this Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.

(y)       List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A – Outline of Premises

Exhibit B – Legal Description

Exhibit C – Rules and Regulations

Exhibit D – Tenant Finish-Work

Exhibit E – Form of Confirmation of Commencement Date Letter

Exhibit F – Form of Tenant Estoppel Certificate

Exhibit G – Operating Costs and Taxes

Exhibit H – Insurance

27.       Environmental Requirements.

(a)       Prohibition against Hazardous Materials. Except for Hazardous Materials contained in products used by Tenant in reasonable, legally permissible quantities in connection with any Permitted Use, Tenant shall not permit or cause any party to bring any Hazardous Materials upon the Premises or transport, store, use, generate, manufacture, dispose, or release any Hazardous Materials on or from the Premises without Landlord’s prior written consent. Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements and all requirements of this Lease. Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant’s transportation, storage, use, generation, manufacture, or release of Hazardous Materials on the Premises, and Tenant shall promptly deliver to Landlord a copy of any notice of violation relating to the Premises of any Environmental Requirement.

(b)       Environmental Requirements. The term “Environmental Requirements” means all Laws regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the environment including the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act and all state and local counterparts thereto, and any common or civil law obligations including nuisance or trespass, and any other requirements of Section 14 and Exhibit C of this Lease. The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant that is or could be regulated under any Environmental Requirement or that may adversely affect human health or the environment, including any solid or hazardous waste, hazardous substance, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, synthetic gas, polychlorinated biphenyls (PCBs), and radioactive material). For purposes of Environmental Requirements, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including the “owner” and “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by a Tenant Party and the wastes, by-products, or residues generated, resulting, or produced therefrom.

(c)       Removal of Hazardous Materials. Tenant, at its sole cost and expense, shall remove all Hazardous Materials stored, disposed of or otherwise released by a Tenant Party onto or from the Premises, in a manner and to a level satisfactory to Landlord and to a level and in a manner that complies with all Environmental Requirements and does not limit any future uses of the Premises or require the recording of any deed restriction or notice regarding the Premises. Tenant shall perform such work at any time during the period of this Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant’s right to possession of the Premises terminates or expires. If Tenant fails to perform such work within the time period specified by Landlord or before Tenant’s right to possession would terminate or expire but for the last sentence of this subparagraph (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease or at law or equity (including an action to compel Tenant to perform such work), perform such work at Tenant’s cost. Tenant shall pay all costs incurred by Landlord in performing such work, together with interest thereon at the Default Rate from the time of Landlord’s payment, within ten days after Landlord’s request therefor. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Materials for purposes of Environmental Requirements. Tenant agrees not to enter into any agreement with any person, including any governmental authority, regarding the removal of Hazardous Materials that have been disposed of or otherwise released onto or from the Premises without the written approval of the Landlord.

(d)       Tenant’s Indemnity. Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including diminution in value of the Premises and loss of rental income from the Premises), claims, demands, actions, suits, damages (including punitive damages), expenses (including remediation, removal, repair, corrective action, or cleanup expenses), and costs (including actual attorneys’ fees, consultant fees or expert fees and including removal or management of any asbestos brought onto the Premises or disturbed in breach of the requirements of this Section 27, regardless of whether such removal or management is required by Law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of

Hazardous Materials or any breach of the requirements under this Section 27 by a Tenant Party regardless of whether Tenant had knowledge of such noncompliance. Landlord shall indemnify, defend, and hold Tenant harmless from and against any and all losses, claims, demands, actions, suits, damages, expenses, and costs which are brought or recoverable against, or suffered or incurred by Tenant as a result of any release of Hazardous Materials by Landlord at the Premises. The obligations of Landlord and Tenant under this Section 27 shall survive any expiration or termination of this Lease.

(e)       Inspections and Tests. Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant’s compliance with Environmental Requirements, its obligations under this Section 27, or the environmental condition of the Premises. Access to the Premises shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant. Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental Requirements or release or threat of release of any Hazardous Materials onto or from the Premises. Each party shall, within five days of receipt thereof, provide the other party with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of Environmental Requirements or claim or liability associated with the release or threat of release of any Hazardous Materials onto or from the Premises.

(f)        Tenant’s Financial Assurance in the Event of a Breach. In addition to all other rights and remedies available to Landlord under this Lease or otherwise, Landlord may, in the event of a breach of the requirements of this Section 27 that is not cured within 30 days following notice of such breach by Landlord, require Tenant to provide financial assurance (such as insurance, escrow of funds or third party guarantee) in an amount and form satisfactory to Landlord. The requirements of this Section 27 are in addition to and not in lieu of any other provision in this Lease.

28.       Parking. Tenant shall have the exclusive right to use such parking spaces as are located at the Premises. Parking spaces will be available to Tenant without charge during the Term. Landlord shall not be responsible for enforcing Tenant’s parking rights against third parties.

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, DEMAND, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

This Lease is executed on the respective dates set forth below, but for reference purposes, this Lease shall be dated as of the date first above written. If the execution date is left blank, this Lease shall be deemed executed as of the date first written above.

LANDLORD:	TRINET ESSENTIAL FACILITIES X, INC., a Maryland corporation

	By:	/s/ Erick Stiger
	Name:	Erick Stiger
	Title:	Vice President
	Execution Date:	11/16/04

TENANT:	ARYX THERAPEUTICS, INC., a California corporation

	By:	/s/ Peter G. Milner
	Name:	PETER G. MILNER
	Title:	PRESIDENT AND CEO
	Execution Date:	11/11/2004

By:	/s/ David Nagler
Name:	DAVID NAGLER
Title:	VICE PRESIDENT CORPORATE AFFAIRS
Execution Date:	11/11/2004

EXHIBIT A

OUTLINE OF PREMISES

See Attached Site Plan and Floor Plan

A-1

SITE PLAN

FLOOR PLAN – FIRST FLOOR

FLOOR PLAN – SECOND FLOOR

EXHIBIT B

LEGAL DESCRIPTION

THE REAL PROPERTY HEREIN REFERRED TO IS SITUATED IN THE COUNTY OF ALAMEDA, CITY OF FREMONT, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

Parcel 2 of Parcel Map 6773 Filed December 16, 1994 in Book 216 of Maps, Pages 19 and 20, Alameda County Records.

A.P.N. 543-439-142

B-1

EXHIBIT C

RULES AND REGULATIONS

The following rules and regulations shall apply to the Premises, the parking areas associated therewith, and the appurtenances thereto:

1.         Sidewalks, doorways, vestibules, halls, stairways, loading dock areas and associated overhead doors, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.

2.         Plumbing (including outside drains and sump pumps), fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

3.         No signs, advertisements or notices shall be painted or affixed on or to any windows or doors or other part of the Building visible from the exterior of the Premises without the prior written consent of Landlord. Except as consented to in writing by Landlord or in accordance with Tenant’s building standard improvements, no draperies, curtains, blinds, shades, screens or other devices shall be hung at or used in connection with any window or exterior door or doors of the Premises. No awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors, or windows which might appear unsightly from outside the Premises.

4.         Tenant, at its expense, shall be responsible for providing all door locks in the Premises and shall provide to Landlord, at Tenant’s expense, contemporaneously with the installation of such devices, a master key, card keys, access codes or other means to allow Landlord immediate access to all areas within the Premises.

5.         Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant’s property while in the Building, shall be repaired at the expense of such tenant.

6.         Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No portion of any tenant’s leased premises shall at any time be used or occupied as sleeping or lodging quarters.

7.         Tenant shall not make or permit any vibration or improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them. Tenant shall not introduce, disturb or release asbestos or PCB’s into or from the Premises.

8.         Intentionally deleted.

9.         Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

10.       Intentionally deleted.

11.       All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant’s business operated in the Premises, parked within designated parking spaces, one vehicle to each space. No vehicle shall be parked as a “billboard” vehicle in the parking lot. Any vehicle parked improperly may be towed away. Tenant, Tenant’s agents, employees, vendors and customers who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Landlord may

C-1

place a “boot” on the vehicle to immobilize it and may levy a charge of $50.00 to remove the “boot.” Tenant shall indemnify, hold and save harmless Landlord of any liability arising from the towing or booting of any vehicles belonging to a Tenant Party.

12.       Intentionally deleted.

13.       Tenant shall not permit storage outside the Premises, including outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

14.       Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises.

15.       Tenant shall not park or operate any semi-trucks or semi-trailers in the parking areas associated with the Building.

16.       Tenant will not permit any Tenant Party to bring onto the Premises any handgun, firearm or other weapons of any kind, illegal drugs or, unless expressly permitted by Landlord in writing, alcoholic beverages.

17.       Tenant shall not permit its employees, invitees or guests to smoke in the Premises or the lobbies, passages, corridors, elevators, vending rooms, rest rooms, stairways or any other area shared in common with other tenants in the Building or permit its employees, invitees, or guests to loiter at the Building entrances for the purposes of smoking. Landlord may, but shall not be required to, designate an area for smoking outside the Building.

C-2

EXHIBIT D

TENANT FINISH-WORK: ALLOWANCE
(Tenant Performs the Work)

1.         Acceptance of Premises. Except as set forth in this Exhibit and the Lease, Tenant accepts the Premises in their “AS-IS” condition on the date that Tenant first enters or occupies the Premises pursuant to the Lease.

2.         Space Plans.

(a)       Preparation and Delivery. On or before the tenth (10th) business day following the Effective Date (the “Space Plans Delivery Deadline”), Tenant shall deliver to Landlord a space plan prepared by Dowler-Gruman Architects or another design consultant reasonably acceptable to Landlord (the “Architect”) depicting improvements to be installed in the Premises (the “Space Plans”).

(b)       Approval Process. Landlord shall notify Tenant whether it approves of the submitted Space Plans within five business days after Tenant’s submission thereof. If Landlord disapproves of such Space Plans, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within three business days after such notice, revise such Space Plans in accordance with Landlord’s objections and submit to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted Space Plans within three business days after its receipt thereof. This process shall be repeated until the Space Plans have been finally approved by Landlord and Tenant. If Landlord fails to notify Tenant that it disapproves of the initial Space Plans within five business days (or, in the case of resubmitted Space Plans, within three business days) after the submission thereof, then Landlord shall be deemed to have approved the Space Plans in question.

3.         Working Drawings.

(a)       Preparation and Delivery. On or before the tenth (10th)  business day following the date on which the Space Plans are approved (or deemed approved) by Landlord and Tenant (the “Working Drawings Delivery Deadline”), Tenant shall provide to Landlord for its approval final working drawings, prepared by the Architect, of all improvements that Tenant proposes to install in the Premises; such working drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Exhibit in accordance with all applicable Laws.

(b)       Approval Process. Landlord shall notify Tenant whether it approves of the submitted working drawings within ten business days after Tenant’s submission thereof. If Landlord disapproves of such working drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within five business days after such notice, revise such working drawings in accordance with Landlord’s objections and submit the revised working drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings within five business days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Tenant and Landlord. If Landlord fails to notify Tenant that it disapproves of the initial working drawings within ten business days (or, in the case of resubmitted working drawings, within five business days) after the submission thereof, then Landlord shall be deemed to have approved the working drawings in question.

(c)       Landlord’s Approval; Performance of Work. Landlord’s approval of such working drawings shall not be unreasonably withheld, conditioned or delayed provided that (1) they comply with all Laws, (2) the improvements depicted thereon do not adversely affect the Building’s Structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), the exterior appearance of the Building, or the appearance of the Building’s common areas or elevator lobby areas, (3) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (4) the improvements depicted thereon conform to the reasonable rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements (a copy of which has been delivered to Tenant). As used herein, “Working Drawings” means the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “Work” means all improvements to be constructed in accordance with and as indicated on the Working Drawings, together with any work required by governmental authorities to be made to other areas of the Building as a result of the improvements indicated by the Working Drawings. Landlord’s approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any Law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord’s request, sign the Working Drawings to evidence its review and approval thereof. After the Working Drawings have been approved, Tenant shall cause the Work to be performed in accordance with the Working Drawings.

4.         Contractors; Performance of Work. The Work shall be performed only by licensed contractors and subcontractors approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. All contractors and subcontractors shall be required to procure and maintain insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require. Certificates of such insurance, with paid receipts therefor, must be received by Landlord before the Work is commenced. The Work shall be performed in a good and workmanlike manner free of defects, shall conform strictly with the Working Drawings, and shall be performed in such a manner and at such times as and not to unreasonably interfere with or delay Landlord’s other contractors, the operation of the Building, and the occupancy thereof by other tenants. All contractors and subcontractors shall contact Landlord and schedule time periods during which they may use Building facilities in connection with the Work (e.g., elevators, excess electricity, etc.).

5.         Construction Contracts.

(a)       Tenant’s General Contractor. Tenant shall enter into a construction contract with a general contractor selected by Tenant and approved by Landlord in a form acceptable to Tenant’s representative for the Work, which shall comply with the provisions of this Section 5 and provide for, among other things, (1) a one-year warranty for all defective Work; (2) a requirement that Tenant’s Contractor maintain general commercial liability insurance of not less than a combined single limit of $5,000,000, naming Landlord, Landlord’s property management company, Landlord’s asset management company, Landlord’s Mortgagee, Tenant, and each of their respective Affiliates as additional insureds; (3) a requirement that the contractor perform the Work in substantial accordance with the Space Plans and the Working Drawings and in a good and workmanlike manner; (4) a requirement that the contractor is responsible for daily cleanup work and final clean up (including removal of debris); and (5) those items described in Section 5(b) (collectively, the “Approval Criteria”). Landlord shall have three business days to notify Tenant whether it approves the proposed construction agreements. If Landlord disapproves of the proposed construction agreements, then it shall specify in reasonable detail the reasons for such disapproval, in which case Tenant shall revise the proposed construction agreements to correct the objections and resubmit then to Landlord within two business days after Landlord notifies Tenant of its objections thereto, following which Landlord shall have two business days to notify Tenant whether it approves the revised construction agreements. If Landlord fails to notify Tenant that it disapproves of the construction agreements within three business days after the initial construction agreements or two business days after the revised construction agreements (as the case may be) are delivered to Landlord, then Landlord shall be deemed to have approved the construction agreements.

(b)       All Construction Contracts. Unless otherwise agreed in writing by Landlord and Tenant, each of Tenant’s construction contracts shall: (1) provide a schedule and sequence of construction activities and completion reasonably acceptable to Landlord, (2) be in a contract form that satisfies the Approval Criteria, (3) require the contractor and each subcontractor to name Landlord, Landlord’s property management company, Landlord’s asset management company, and Tenant as additional insured on such contractor’s insurance maintained in connection with the construction of the Work, (4) be assignable following an Event of Default by Tenant under this Lease to Landlord and Landlord’s Mortgagees, and (5) contain at least a one-year warranty for all workmanship and materials.

6.         Change Orders. Tenant may initiate changes in the Work. Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed; however, (a) if such requested change would adversely affect (1) the Building’s Structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), (2) the exterior appearance of the Building, or (3) the appearance of the Building’s common areas or elevator lobby areas, or (b) if any such requested change might delay the Rent Commencement Date, Landlord may withhold its consent in its reasonable discretion. Tenant shall, upon completion of the Work, furnish Landlord with an accurate architectural “as-built” plan of the Work as constructed, which plan shall be incorporated into this Exhibit D by this reference for all purposes. If Tenant requests any changes to the Work described in the Space Plans or the Working Drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs.

7.         Definitions. As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Work in the Premises is substantially completed (as reasonably determined by Tenant’s Architect) in accordance with the Working Drawings and a temporary certificate of occupancy (or its substantial equivalent) has been issued therefor. Substantial Completion shall have occurred even though minor details of construction, decoration, landscaping and mechanical adjustments remain to be completed.

8.         Walk-Through; Punchlist. When Tenant considers the Work in the Premises to be Substantially Completed, Tenant will notify Landlord and within three business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Work. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punchlist items. Tenant shall use reasonable efforts to cause the contractor performing the Work to complete all punchlist items within 30 days after agreement thereon.

9.         Excess Costs. The entire cost of performing the Work (including design of and space planning for the Work and preparation of the Working Drawings, costs of construction labor and materials, electrical usage during construction, additional janitorial services, general tenant signage, related taxes and insurance costs, licenses, permits, certifications, surveys and other approvals required by Law, and the construction supervision fee referenced in Section 11 of this Exhibit, all of which costs are herein collectively called the “Total Construction Costs”) shall be paid by Tenant (subject to the Construction Allowance described below). Upon approval of the Working Drawings and selection of a contractor, Tenant shall promptly execute a work order agreement which identifies such drawings and itemizes the Total Construction Costs and sets forth the Construction Allowance.

10.       Construction Allowance. Landlord shall provide to Tenant a construction allowance not to exceed sixty dollars ($60.00) per rentable square foot in the Premises (the “Construction Allowance”) to be applied toward the Total Construction Costs, as adjusted for any changes to the Work. When the Work has been finally completed and Tenant has paid the Total Construction Costs to the contractor from its own funds Landlord shall pay to Tenant the Construction Allowance, or so much thereof that has been paid by Tenant as the Total Construction Costs, following the receipt by Landlord of the following items: (i) a request for payment, (ii) final lien waivers from all persons performing work or supplying or fabricating materials for the Work, fully executed, acknowledged and in recordable form, (iii) the Architect’s certification that the Work has been requested has been finally completed, including any punch-list items, on the appropriate AIA form or another form approved by Landlord, (iv) the permanent certificate of occupancy issued for the Premises, (v) delivery of the architectural “as-built” plan for the Work as constructed (as set forth above) to Landlord’s construction representative (set forth below), and (vi) an estoppel certificate confirming such factual matters as Landlord or Landlord’s Mortgagee may reasonably request, including evidence of all payments made to Tenant’s contractor (collectively, a “Completed Application for Payment”). Landlord shall pay the amount requested, up to the amount of the Construction Allowance, in the Completed Application for Payment to Tenant within 30 days following Tenant’s submission of the Completed Application for Payment. If, however, the Completed Application for Payment is incomplete or incorrect, Landlord’s payment of such request shall be deferred until 30 days following Landlord’s receipt of the complete and correct Completed Application for Payment. Notwithstanding anything to the contrary contained in this Exhibit, Landlord shall not be obligated to make any disbursement of the Construction Allowance during the pendency of any of the following: (A) Landlord has received written notice of any unpaid claims relating to any portion of the Work or materials in connection therewith, other than claims which will be paid in full from such disbursement, (B) there is an unbonded lien outstanding against the Premises or Tenant’s interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Premises, (C) the conditions to the advance of the Construction Allowance are not satisfied, or (D) an Event of Default by Tenant exists. The Construction Allowance must be used (that is, the Work must be fully complete and the Construction Allowance disbursed) within twelve (12) months following the Rent Commencement Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto.

11.       Construction Management. Landlord or its Affiliate or agent shall supervise the Work and coordinate the relationship between the Work, the Building and the Building’s Systems. In consideration for Landlord’s construction supervision services, Tenant shall pay to Landlord a construction supervision fee equal to two and one-half percent (2.5%) of the Total Construction Costs.

12.       Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:	Chris Boschen
c/o iStar Financial Inc.
One Embarcadero Center
Suite 3300
San Francisco, California 94111
Telephone: 415-263-8688
Telecopy: 415-391-6259

Tenant’s Representative:	David Nagler
c/o Aryx Therapeutics, Inc.
2255 Martin Avenue
Santa Clara, CA 95050
Telephone: 408-869-2761 ext. 211
Telecopy: 408-869-2773

13.       Miscellaneous. To the extent not inconsistent with this Exhibit, Sections 8(a) and 22 of this Lease shall govern the performance of the Work and Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.

EXHIBIT E

CONFIRMATION OF RENT COMMENCEMENT DATE

             , 200

Re:                 Lease Agreement (the “Lease”) dated                          , 2004, between TriNet Essential Facilities X, Inc., a Maryland corporation (“Landlord”), and Aryx Therapeutics, Inc., a California corporation (“Tenant”). Capitalized terms used herein but not defined shall be given the meanings assigned co them in the Lease.

Ladies and Gentlemen:

Landlord and Tenant agree as follows:

1.         Condition of Premises. Tenant has accepted the Premises in their as-is condition, subject to the terms of the Lease, as of              , 200  , which is the date Tenant first entered or occupied the Premises pursuant to the Lease. Any improvements required by the terms of the Lease to be made by Landlord have been completed to the full and complete satisfaction of Tenant in all respects, and Landlord has fulfilled all of its duties under the Lease with respect to such initial tenant improvements. Furthermore, Tenant acknowledges that the Premises are suitable for the Permitted Use.

2.         Rent Commencement Date. The Rent Commencement Date of the Lease is                           , 200  .

3.         Expiration Date. The Term is scheduled to expire on the last day of the    th full calendar month of the Term, which date is                           , 200  .

4.         Contact Person. Tenant’s contact person in the Premises is:

Attention:
Telephone:	-	-
Telecopy:	-	-

5.         Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

6.         Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this letter and the terms of the Lease, the terms of this letter shall prevail. This letter shall be governed by the laws of the state in which the Premises are located.

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Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Sincerely,

TRINET ESSENTIAL FACILITIES X, INC., a
Maryland corporation

By:
Name:
Title:

Agreed and accepted:

ARYX THERAPEUTICS, INC., a California
corporation

By:
Name:
Title:

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EXHIBIT F

FORM OF TENANT ESTOPPEL CERTIFICATE

The undersigned is the Tenant under the Lease (defined below) between TriNet Essential Facilities X, Inc., a Maryland corporation, as Landlord, and the undersigned as Tenant, for the Premises located at 6300 Dumbarton Circle, Fremont, California, 94555 and hereby certifies as follows:

1.         The Lease consists of the original Lease Agreement dated as of                          , 200   between Tenant and Landlord [‘s predecessor-in-interest] and the following amendments or modifications thereto (if none, please state “none”):

The documents listed above are herein collectively referred to as the “Lease” and represent the entire agreement between the parties with respect to the Premises. All capitalized terms used herein but not defined shall be given the meaning assigned to them in the Lease.

2.         The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Section 1 above.

3.         The Term commenced on                          , 200   and the Term expires, excluding any renewal options, on                           , 200   , and Tenant has no option to purchase all or any part of the Premises or, except as expressly set forth in the Lease, any option to terminate or cancel the Lease.

4.         Tenant currently occupies the Premises described in the Lease and Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows (if none, please state “none”):

5.         All monthly installments of Basic Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through                          . The current monthly installment of Basic Rent is $                          .

6.         All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, Tenant has not delivered any notice to Landlord regarding a default by Landlord thereunder.

7.         As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord and no event has occurred and no condition exists, which, with the giving of notice or the passage of time, or both, will constitute a default under the Lease.

8.         No rental has been paid more than 30 days in advance and no security deposit has been delivered to Landlord except as provided in the Lease.

9.         If Tenant is a corporation, partnership or other business entity, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

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10.       There are no actions pending against Tenant under any bankruptcy or similar laws of the United States or any state.

11.       Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

12.       All tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.

Tenant acknowledges that this Estoppel Certificate may be delivered to Landlord, Landlord’s Mortgagee or to a prospective mortgagee or prospective purchaser, and their respective successors and assigns, and acknowledges that Landlord, Landlord’s Mortgagee and/or such prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in disbursing loan advances or making a new loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of disbursing loan advances or making such loan or acquiring such property.

Executed as of                          , 200    .

TENANT:
a

By:
Name:
Title:

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EXHIBIT G

OPERATING COSTS

1.        Tenant shall pay to Landlord Tenant’s Proportionate Share of the annual Operating Costs (defined below). Landlord may make a good faith estimate of Tenant’s Proportionate Share of Operating Costs to be due by Tenant for any calendar year or part thereof during the Term. During each calendar year or partial calendar year of the Term, Tenant shall pay to Landlord, in advance concurrently with each monthly installment of Basic Rent, an amount equal to the estimated Tenant’s Proportionate Share of Operating Costs for such calendar year or part thereof divided by the number of months therein. From time to time, Landlord may estimate and re-estimate the amount of Tenant’s Proportionate Share of Operating Costs to be due by Tenant and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Proportionate Share of Operating Costs payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of Tenant’s Proportionate Share of Operating Costs as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year.

2.        The term “Operating Costs” means all expenses and disbursements (subject to the limitations set forth below), including any capital expenditures, that Landlord incurs in connection with the ownership, operation, and maintenance of the Premises, determined in accordance with GAAP (or other sound accounting principles customarily used by prudent, commercial landlords) consistently applied, including the following costs: (a) wages and salaries of all on-site employees engaged in the operation, maintenance or security of the Premises (together with Landlord’s reasonable allocation of expenses of off-site employees who perform a portion of their services in connection with the operation, maintenance or security of the Premises), including taxes, insurance and benefits relating thereto; (b) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Premises; (c) any utilities (including fuel, gas, electricity, water, sewer, and other services) incurred by Landlord in connection with the operation, maintenance or security of the Premises (e.g., mechanical, electrical and telecommunications rooms) as reasonably determined by Landlord; (d) repairs, replacements, and general maintenance of the Premises performed by Landlord, including those items described in Sections 7(b) and (c) and any other paving and parking areas and roads, alleys and driveways, trash collection, sweeping, mowing, landscaping and exterior painting, the cost of maintaining utility lines, fire sprinklers and fire protection systems, exterior lighting, and mechanical and plumbing systems serving the Premises; (e) fair market rental and other costs with respect to the management office for the Premises; (f) any service, maintenance and management contracts with independent contractors for the operation, maintenance, management, repair, replacement, and security of the Premises (including alarm service, window cleaning, and elevator maintenance); (g) professional services rendered for the general benefit of the Premises; (h) environmental insurance or environmental management fees; (i) any insurance deductibles for insurance maintained by Landlord; and (j) a property management fee equal to three percent (3%) of Basic Rent.

Operating Costs shall not include costs for (1) Landlord’s obligations to maintain the Building’s Structure as and to the extent set forth in Section 7(a) of the Lease; (2) depreciation; (3) fees, costs, principal and interest related to any mortgage(s) or deed(s) of trust, all payments made under any ground or underlying lease and all other non-operating debts of Landlord; (4) costs for which Landlord is otherwise reimbursed; (5) costs associated with leasing space in the Premises (including, without limitation, brokerage commissions, marketing costs, attorneys’ fees, lease concessions, rental abatements and construction allowances granted to specific tenants); (6) costs incurred in connection with the sale, financing or refinancing of the Premises; (7) Taxes; (8) Insurance Costs; (9) fines, interest and penalties incurred due to the late payment of Taxes or Operating Costs (unless caused by Tenant); (10) organizational expenses associated with the creation, maintenance and operation of the entity which constitutes Landlord; (11) any penalties or damages that Landlord pays to Tenant or to other tenants under their respective leases; (12) costs associated with damage or repairs to the Premises, project or the common areas necessitated by Landlord’s failure to perform its obligations under the Lease; (13) reserves for Landlord’s repair, replacement or improvement of the Premises or any portion thereof; (14) salaries or benefits of personnel over the level of property manager; (15) fees, accountant fees and other expenses incurred in disputes with other tenants or occupants or associated with the enforcement of any other leases or defense of Landlord’s title to or interest in the Premises or any part thereof except to the extent arising from the acts or omissions of Tenant; (16) any costs, fines, or penalties incurred due to violations by Landlord or any tenant (other than Tenant) of any governmental rule or authority, the

Lease or any other lease; (17) costs incurred in renovating or otherwise improving, decorating, painting, expanding or altering leased space for tenants other than Tenant; (18) costs arising from Landlord’s charitable or political contributions; or (19) costs for the purchase of any sculpture, paintings or other objects of art.

3.         Tenant shall also pay Tenant’s Proportionate Share of the Taxes for each year and partial year falling within the Term. Tenant shall pay Tenant’s Proportionate Share of Taxes in the same manner as provided above for Tenant’s Proportionate Share of Operating Costs. “Taxes” means taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments for common charges under a restrictive covenant or other private agreement that are not treated as part of Operating Costs) now or hereafter attributable to the Premises (or its operation), excluding, however, penalties and interest thereon and federal and state taxes on income (if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Premises, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof). Taxes shall include the costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Premises. For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises and all rights to receive notices of reappraisement.

4.         Capital Expenditures. In the event that Tenant, as part of its maintenance, repair and replacement obligations set forth in Section 8 of the Lease, is required to perform work, the cost of which is generally considered a capital expenditure and: (i) the useful life of which extends beyond the Term and (ii) whose cost either (A) exceeds $50,000.00 per item (a “Major Capital Expenditure”) or (B) together with any costs that are generally considered capital expenditures, that have been previously incurred by Tenant as part of its maintenance, repair and replacement obligations set forth in Section 8 of the Lease, and that are not Major Capital Expenditures exceeds $200,000.00 in the aggregate (an “Excess Capital Expenditure”), then (and only then) the cost of such Major Capital Expenditure or Excess Capital Expenditure shall be initially borne by Landlord, but shared by Landlord and Tenant in proportions equal to the relationship between the length of the Term and the length of the useful life of the Major Capital Expenditure or Excess Capital Expenditure, as applicable. As an example of a Major Capital Expenditure, if there are two (2) years remaining in the Term and Tenant replaces an HVAC unit with a cost of $60,000.00 and a useful life of ten (10) years, Landlord will bear the initial cost of such work, but such cost will be amortized (using the Amortization Interest Rate, as defined below) over ten (10) years and Tenant will be responsible for the annual amortized portion of such cost during the remainder of the Term, such that Tenant shall be responsible for twenty percent (20%) of the cost of such HVAC unit, and Landlord will bear the remainder of the cost. As an example of an Excess Capital Expenditure, if there are two (2) years remaining in the Term, Tenant has previously incurred a total of $190,000.00 in costs that are generally considered capital expenditures and that are not Major Capital Expenditures and Tenant repairs an HVAC unit at a cost of $30,000.00 (and such cost is generally considered to be a capital expenditure) and a useful life of ten (10) years, Tenant shall be solely responsible for the first $10,000.00 of such cost (such that Tenant shall have incurred a total of $200,000.00), and Landlord will bear the initial cost of the remaining $20,000.00, but such $20,000.00 will be amortized (using the Amortization Interest Rate, as defined below) over ten (l0) years and Tenant will be responsible for the annual amortized portion of such cost during the remainder of the Term, such that Tenant shall be responsible for twenty percent (20%) of such $20,000.00, and Landlord will bear the remaining portion of such $20,000.00. At Landlord’s option, though, Tenant shall pay its portion of the cost (a) in one lump sum within ten (10) days following completion of the work in question and receipt of Landlord’s demand therefor accompanied by reasonably detailed supportive documentation therefor, or (b) on an amortized basis over the remaining months of the Term using the Amortization Interest Rate, along with Basic Rent. Tenant will notify Landlord in advance if Tenant in good faith determines that any such Major Capital Expenditure or Excess Capital Expenditure is necessary, specifying in reasonable detail the nature of the work required and the estimated cost of performing such work, and the parties will thereafter meet and confer with each other in good faith in order to evaluate the need for the work in question. If it is determined that such work is necessary, then Landlord shall determine in Landlord’s sole discretion which party shall perform such work; provided, however, that Landlord shall perform any such work required during the last two (2) years of the initial Term or the Extension Period, as applicable. The party performing the Major Capital Expenditure or Excess Capital Expenditure work shall do so promptly and with due diligence. For purposes of this Paragraph 4, the term “Amortization Interest Rate” shall mean the Prime Rate of interest published by the Wall Street Journal as of the date of the expenditure plus three percent (3%) (and if such rate ceases to be published, then such comparable rate [plus 3%] as selected by Landlord in the exercise of its good faith commercially reasonable judgment). Notwithstanding anything to the contrary in this Paragraph 4, in no event shall either of the following be considered a Major Capital Expenditure or an Excess Capital Expenditure: (y) the maintenance, repair or replacement of any improvement, alteration or other item constructed or installed in the Premises for Tenant’s particular use of the Premises (including as part of the Work) or (z) any work required to be performed by Tenant to comply with Laws pursuant to Section 10(b) of the Lease. Without limiting the generality of the immediately foregoing sentence, if the performance of any Major Capital Expenditure or Excess Capital Expenditure work (regardless of which party performs such work) requires that any costs be incurred and/or that any specialized consultants be hired, which costs would not be incurred or which consultants would not be hired were it not for the existence of any improvement, alteration or other item constructed or installed in the Premises for Tenant’s particular use of the Premises (including as part of the Work), then Tenant shall be solely responsible for hiring such consultants and for paying such costs (and such costs shall not be considered in determining any Major Capital Expenditure or Excess Capital Expenditure).

5.         By April 1 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Operating Costs and Taxes for the previous year (the “Operating Costs and Tax Statement”). If Tenant’s estimated payments of Operating Costs or Taxes under Paragraph 1 above for the year covered by the Operating Costs and Tax Statement exceed Tenant’s Proportionate Share of such items as indicated in the Operating Costs and Tax Statement, then Landlord shall promptly credit or reimburse Tenant for such excess; likewise, if Tenant’s estimated payments of Operating Costs or Taxes under Paragraph 1 above for such year are less than Tenant’s Proportionate Share of such items as indicated in the Operating Costs and Tax Statement, then Tenant shall promptly pay Landlord such deficiency.

6.         In the event Tenant objects in writing to any Operating Costs and Tax Statement within sixty (60) days after receipt of such Operating Costs and Tax Statement, then Tenant shall have the right, during the twelve (12) month period following delivery of such Operating Costs and Tax Statement, at Tenant’s sole cost, to review in Landlord’s offices Landlord’s records relevant to such statement or billing. Such review shall be carried out only by a nationally reputable accounting firm that is not being compensated on a contingency or other incentive basis, and shall be subject to Landlord’s reasonable audit procedures. If, as of the date sixty (60) days after Tenant’s receipt of such Operating Costs and Tax Statement, Tenant shall not have objected thereto in writing, or if, during the twelve (12) month period following delivery of such Operating Costs and Tax Statement, Tenant shall not have carried out a review of Landlord’s records, then such Operating Costs and Tax Statement shall be final and binding upon Landlord and Tenant, and Tenant shall have no further right to object to such Operating Costs and Tax Statement. If Tenant timely delivers a written objection to an Operating Costs and Tax Statement and, within such twelve (12) month period, Tenant conducts an audit and delivers to Landlord a written statement specifying objections to such Operating Costs and Tax Statement, then Tenant and Landlord shall meet to attempt to resolve such objection within ten (10) days after delivery of the objection statement. If such objection is not resolved within such ten (10) day period, then either party shall have the right, at any time within sixty (60) days after the expiration of such ten (10) day period, to require that the dispute be submitted to binding arbitration under the rules of the American Arbitration Association. If neither Landlord nor Tenant commences an arbitration proceeding within such sixty (60) day period, then the Operating Costs and Tax Statement in question shall be final and binding on Landlord and Tenant. Notwithstanding that any such dispute remains unresolved, Tenant shall be obligated to pay Landlord all Basic Rent and Additional Rent as and when due (including any disputed amount). The audit and arbitration procedures set forth in this Paragraph 6 shall be Tenant’s exclusive remedy with respect to the calculation of the amount of Tenant’s obligations under this Exhibit G. If the result of the audit and arbitration procedures set forth in this Paragraph 6 is that Tenant made overpayments in excess of five percent (5%) of Tenant’s Proportionate Share of Operating Costs and Taxes for the period in question, Landlord shall pay for the reasonable cost of the audit within 30 days following receipt of Tenant’s invoice therefor.

EXHIBIT H

INSURANCE

1.         Tenant’s Insurance. Effective as of the earlier of (a) the date Tenant enters or occupies the Premises, or (b) the Rent Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies: (1) commercial general liability insurance in amounts of $5,000,000 per occurrence or, following the expiration of the initial Term, such other amounts as Landlord may from time to time reasonably require (and, if the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy, Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter in such amounts as Landlord may reasonably require), insuring Tenant, Landlord, Landlord’s property management company and Landlord’s asset management company against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises, (2) insurance covering the full value of all alterations and improvements and betterments in the Premises, naming Landlord and Landlord’s Mortgagee as additional loss payees as their interests may appear, (3) insurance covering the full value of all furniture, trade fixtures and personal property (including property of Tenant or others) in the Premises or otherwise placed in the Premises by or on behalf of a Tenant Party, (4) contractual liability insurance sufficient to cover Tenant’s indemnity obligations hereunder (but only if such contractual liability insurance is not already included in Tenant’s commercial general liability insurance policy), (5) worker’s compensation insurance, and (6) business interruption insurance. Tenant’s insurance shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy. Tenant shall furnish to Landlord certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder at least ten days prior to the earlier of the Rent Commencement Date or the date Tenant enters or occupies the Premises, and at least 15 days prior to each renewal of said insurance, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least 30 days before cancellation or a material change of any such insurance policies. All such insurance policies shall be in form reasonably satisfactory to Landlord and issued by companies licensed to do business in the state in which the Premises is located and having an A.M. Best rating of at least A:X (or the equivalent of such rating) or otherwise approved in writing by Landlord. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of 15% of such cost.

2.         Landlord’s Insurance. Throughout the Term of this Lease, Landlord shall maintain, as a minimum, the following insurance policies, so long as they are available at commercially reasonable rates: (a) insurance on the Premises (including all improvements thereto and all fixtures, equipment and personal property at the Premises) under an “All Risks of Physical Loss” policy, which shall include, without limitation, coverage for loss or damage by water, flood, earthquake, terrorism, subsidence and sprinklers, in an amount equal to 100% of the full replacement cost; (b) property insurance for the Premises replacement value, less a commercially-reasonable deductible if Landlord so chooses; (c) loss of rental income for not less than 12 months; and (d) commercial general liability insurance in an amount of not less than $3,000,000. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary. The cost of all insurance carried by Landlord with respect to the Premises shall be included in Insurance Costs. The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

3.         Cost of Landlord’s Insurance. Tenant shall pay Tenant’s Proportionate Share of the cost of the property, including any commercially reasonable deductibles, and liability insurance carried by Landlord from time to time with respect to the Premises (including other improvements and Landlord’s personal property used in connection therewith), which may include fire and extended coverage insurance (including extended and broad form coverage risks, mudslide, land subsidence, volcanic eruption, flood, earthquake, terrorism and rent loss insurance) and comprehensive general public liability insurance and excess liability insurance, in such amounts and containing such terms as Landlord deems necessary or desirable (collectively, “Insurance Costs”). During each month of the

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Term, Tenant shall make a monthly payment to Landlord equal to 1/12th of Tenant’s Proportionate Share of Insurance Costs that will be due and payable for that particular year. Each payment of Insurance Costs shall be due and payable at the same time as, and in the same manner as, provided above for Basic Rent. The initial monthly payment of Insurance Costs is based upon Landlord’s good faith estimate of Tenant’s Proportionate Share of the estimated Insurance Costs for the remainder of the first calendar year. The monthly payment of Insurance Costs is subject to increase or decrease as determined by Landlord to reflect accurately Tenant’s Proportionate Share of estimated Insurance Costs. If, following Landlord’s receipt of the bill for the insurance premiums for a calendar year, Landlord determines that Tenant’s total payments of Insurance Costs are less than Tenant’s Proportionate Share of actual Insurance Costs, Tenant shall pay to Landlord the difference upon demand; if Tenant’s total payments of Insurance Costs are more than Tenant’s Proportionate Share of actual Insurance Costs, Landlord shall retain such excess and credit it to Tenant’s future payments of Insurance Costs (unless such adjustment is at the end of the Term, in which event Landlord shall refund such excess to Tenant).

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EXHIBIT I

RENEWAL OPTIONS

1.         So long as Aryx Therapeutics, Inc. (or any Permitted Transferee to which this entire Lease has been assigned in accordance with the requirements of Section 11 of the Lease) is the Tenant hereunder and occupies the entirety of the Premises, and subject to the condition set forth in clause (b) below, Tenant shall have one (1) option to extend the term of this Lease with respect to the entirety of the Premises for a period of five (5) years from the expiration of the ninety-sixty (96th) month of the Term (the “Extension Period”), subject to the following conditions:

(a)       The option to extend shall be exercised, if at all, by notice of exercise given to Landlord by Tenant not more than three hundred sixty (360) days nor less than one hundred eighty (180) days prior to the expiration of the ninety-sixth (96th) month of the Term;

(b)       Anything herein to the contrary notwithstanding, if Tenant is in default under any of the terms, covenants or conditions of this Lease (and, with respect to any non-monetary default only, any applicable notice and cure period has expired), either at the time Tenant exercises the extension option or on the commencement date of the Extension Period, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate option to extend upon notice to Tenant.

2.         In the event the option is exercised in a timely fashion, the Lease shall be extended for the term of the Extension Period upon all of the terms and conditions of this Lease, provided that the Basic Rent for the Extension Period shall be the “Fair Market Rent” for the Premises. For purposes hereof, “Fair Market Rent” shall mean the base rent for the Premises, based upon the rental rate per square foot that an unaffiliated landlord and tenant would agree to for a lease on the terms of this Lease for the Extension Period for comparable premises in the vicinity of the Premises, determined pursuant to the process described below. In determining Fair Market Rent, appropriate consideration shall be given to such factors as commissions, rental concessions and tenant improvement allowances, if any, which would be payable by Landlord in similar transactions, but which would be offset by the costs to Tenant of relocating its business operations from the Premises to other property or properties (including moving costs, additional construction costs, employee relocation costs, negotiation costs, administrative expenses and costs of business down-time). In no event, however, shall any adjustment of Basic Rent pursuant to this paragraph result in a decrease of the Basic Rent for the Premises below the amount due from Tenant for the preceding portion of the initial Term for which Basic Rent had been fixed.

3.         Within 30 days after receipt of Tenant’s notice of exercise, Landlord shall notify Tenant in writing of Landlord’s estimate of the Basic Rent for the Extension Period, based on the provisions of Paragraph 2 above. Within 15 days after receipt of such notice from Landlord, Tenant shall have the right either to (i) accept Landlord’s statement of Basic Rent as the Basic Rent for the Extension Period; (ii) elect to arbitrate Landlord’s estimate of Fair Market Rent, such arbitration to be conducted pursuant to the provisions hereof; or (iii) withdraw its notice of exercise by giving written notice of such withdrawal to Landlord. Failure on the part of Tenant to either withdraw its notice of exercise or require arbitration of Fair Market Rent within such 15-day period shall constitute acceptance of the Basic Rent for the Extension Period as calculated by Landlord. If Tenant elects arbitration, the arbitration shall be concluded within 90 days after the date of Tenant’s election, subject to extension for an additional 30-day period if a third arbitrator is required and does not act in a timely manner. To the extent that arbitration has not been completed prior to the expiration of any preceding period for which Basic Rent has been determined, Tenant shall pay Basic Rent at the rate in effect on the expiration date of the initial Term, with the potential for an adjustment to be made once Fair Market Rent is ultimately determined by arbitration.

4.         In the event of arbitration, the judgment or the award rendered in any such arbitration may be entered in any court having jurisdiction and shall be final and binding between the parties. The arbitration shall be conducted and determined in the City and County of San Francisco in accordance with the then prevailing rules of the American Arbitration Association or its successor for arbitration of commercial disputes except to the extent that the procedures mandated by such rules shall be modified as follows:

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(a)       Tenant shall make demand for arbitration in writing within 30 days after service of Landlord’s determination of Fair Market Rent given under Paragraph 3 above, specifying therein the name and address of the person to act as the arbitrator on its behalf. The arbitrator shall be qualified as a real estate appraiser familiar with the Fair Market Rent of similar industrial, research and development, or office space in the vicinity of the Premises who would qualify as an expert witness over objection to give opinion testimony addressed to the issue in a court of competent jurisdiction. Failure on the part of Tenant to make a proper demand in a timely manner for such arbitration shall constitute a waiver of the right thereto. Within 15 days after the service of the demand for arbitration, Landlord shall give notice to Tenant, specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf who shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator, within or by the time above specified, then the arbitrator appointed by Tenant shall be the arbitrator to determine the issue.

(b)       In the event that two arbitrators are chosen pursuant to Paragraph 4(a) above, the arbitrators so chosen shall, within 15 days after the second arbitrator is appointed determine the Fair Market Rent. If the two arbitrators shall be unable to agree upon a determination of Fair Market Rent within such 15-day period, they, themselves, shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to 4(a). In the event they are unable to agree upon such appointment within seven days after expiration of such 15-day period, the third arbitrator shall be selected by the parties themselves, if they can agree thereon, within a further period of 15 days. If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by the then Chief Judge of the United States District Court having jurisdiction over the county in which the Premises is located, acting in his private and not in his official capacity, and the other party shall not raise any question as to such Judge’s full power and jurisdiction to entertain the application for and make the appointment. The three arbitrators shall decide the dispute if it has not previously been resolved by following the procedure set forth below.

(c)       Where an issue cannot be resolved by agreement between the two arbitrators selected by Landlord and Tenant or settlement between the parties during the course of arbitration, the issue shall be resolved by the three arbitrators within 15 days of the appointment of the third arbitrator in accordance with the following procedure. The arbitrator selected by each of the parties shall state in writing his determination of the Fair Market Rent supported by the reasons therefor with counterpart copies to each party. The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions. The role of the third arbitrator shall be to select which of the two proposed resolutions most closely approximates his determination of Fair Market Rent. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed resolutions. The resolution he chooses as most closely approximating his determination shall constitute the decision of the arbitrators and be final and binding upon the parties.

(d)       In the event of a failure, refusal or inability of any arbitrator to act, his successor shall be appointed by him, but in the case of the third arbitrator, his successor shall be appointed in the same manner as provided for appointment of the third arbitrator. The arbitrators shall decide the issue within 15 days after the appointment of the third arbitrator. Any decision in which the arbitrator appointed by Landlord and the arbitrator appointed by Tenant concur shall be binding and conclusive upon the parties. Each party shall pay the fee and expenses of its respective arbitrator and both shall share equally the fee and expenses of the third arbitrator, if any, and the attorneys’ fees and expenses of counsel for the respective parties and of witnesses shall be paid by the respective party engaging such counsel or calling such witnesses.

(e)       The arbitrators shall have the right to consult experts and competent authorities to obtain factual information or evidence pertaining to a determination of Fair Market Rent, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine. The arbitrators shall render their decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this Lease.

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BMR-6300 DUMBARTON CIRCLE LLC
17140 Bernardo Center Drive, Suite 222
San Diego, California 92128

Aryx Therapeutics, Inc.
6300 Dumbarton Circle
Fremont, California 94555
Attn: David Nagler

June 17, 2005

Dear Mr. Nagler:

This letter is in response to your request that Aryx Therapeutics, Inc. (“Tenant”), assume responsibility for maintaining the area surrounding our property at 6300 Dumbarton Circle in Fremont, California.

We agree that it would be in the best interest of Tenant and BMR-6300 Dumbarton Circle LLC (“Landlord”) to grant your request. Therefore, we propose replacing in its entirety Section 7(b) of that certain Lease Agreement dated as of November 16, 2004 (the “Lease”), by and between Trinet Essential Facilities X, Inc. (as predecessor-in-interest to Landlord), and Tenant with the following:

Tenant shall maintain the areas of the Premises outside the Building, including general property management duties, to a commercially reasonable standard for buildings of a type comparable to the Premises owned by reasonable and prudent commercial landlords, and the costs thereof shall be part of Operating Costs.

Other than as stated above, the Lease shall remain in full force and effect, unmodified except according to the terms of this letter agreement. Please acknowledge your consent and agreement to the above by executing in the space provided below, and returning a fax and original signature to me at the address above. This letter may be executed in one or more counterparts, each of which, when taken together, shall constitute one original.

Please do not hesitate to call me if you have any questions.

Sincerely yours,

/s/ Gary A. Kreitzer
Gary A. Kreitzer
Executive Vice President

Acknowledged and agreed:

ARYX THERAPEUTICS, INC.
By:	/s/ David Nagler
Name:	DAVID NAGLER
Its:	VICE PRESIDENT CORPORATE AFFAIRS